UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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P. H. GLATFELTER COMPANY

(Name of Registrant as Specified In Its Charter)

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P. H. GLATFELTER COMPANY
96 South George Street, Suite 500
York, Pennsylvania 17401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

May 5, 2010

TO OUR SHAREHOLDERS:

The 2010 Annual Meeting of the Shareholders of P. H. Glatfelter Company (“Annual Meeting”), a Pennsylvania corporation, will be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania, in the Pennsylvania Room, on Wednesday, May 5, at 10:00 a. m., to consider and act upon the following items:

•	the election of six members of the Board of Directors to serve until our next Annual Meeting and until their successors are elected and qualified;
•	a proposal to approve the Amended and Restated 2005 Management Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code;
•	a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010; and
•	such other business as may properly come before the Meeting.

Only holders of record of the Company’s common stock at the close of business on March 11, 2010, will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently plan to attend the Meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Annual Meeting, even though you had previously submitted a proxy card.

Thomas G. Jackson
Vice President,
General Counsel and
Secretary

March 30, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 2010.

P. H. Glatfelter Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and the 2009 Annual Report, are available via the Internet at www.glatfelter.com/about_us/investor_relations/sec_filings.aspx

P. H. GLATFELTER COMPANY

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors (the “Board”) of P. H. Glatfelter Company (“we,” “us,” or the “Company”), 96 South George Street, Suite 500, York, Pennsylvania 17401, in connection with the 2010 Annual Meeting of shareholders to be held on Wednesday, May 5, 2010 at 10:00 a.m., 334 Carlisle Avenue, York, Pennsylvania, in the Pennsylvania Room. This proxy statement and the accompanying proxy card are being mailed to the shareholders on or about March 30, 2010.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will be asked to consider and act upon the following matters:

•	the election of six directors to serve on the Board for a one year term expiring in 2011;

•	a proposal to approve the Amended and Restated 2005 Management Incentive Plan for purposes of complying with Section 162(m) of the U.S. Internal Revenue Code, as amended (the “Code”);

•	a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	such other business as may properly come before the meeting.

Why are shareholders receiving these proxy materials?

Shareholders are receiving these proxy materials in connection with the solicitation of proxies by the Board of Directors in connection with the 2010 Annual Meeting and shareholders are encouraged to read this proxy statement and to vote their shares by mailing the attached proxy card or in person at the Annual Meeting. The Board has appointed Director, Nicholas DeBenedictis and Director, J. Robert Hall, or either of them with power of substitution, to vote all properly executed proxies at the Annual Meeting or at any adjournment of the Annual Meeting which are received from shareholders who are entitled to vote.

Who may vote?

Shareholders of record as of the close of business on March 11, 2010, the record date, may vote at the Annual Meeting. At the close of business on March 11, 2010, there were 45,751,075 shares of the Company’s common stock issued and outstanding and eligible to vote at the Annual Meeting.

What is a beneficial owner?

If on March 11, 2010, a shareholder’s shares were not held in the shareholder’s name, but rather in the name of a brokerage firm, bank, dealer, or other similar organization, then the shareholder is the beneficial owner of shares and the shares are referred to as being held in “street name.” The broker, bank or firm that is holding the shareholder’s shares is the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, a shareholder has the right to direct the broker or other agent that is holding his shares regarding how to vote the shareholder’s shares being held by the broker.

How does a shareholder vote?

The procedures for voting are fairly simple: A shareholder is entitled to one vote per share of stock owned on the record date on each item of business presented at the Annual Meeting, except each shareholder has cumulative voting rights with respect to electing directors. Cumulative voting means that a shareholder is entitled to as many votes in electing directors as is equal to the number of shares of common stock that are owned by the shareholder on the record date, multiplied by the number of directors to be elected. Accordingly, for the election of six directors, a shareholder may cast his total number of votes “For” or “Withhold” all of his votes from a single nominee or may distribute or withhold his total number of votes between the six nominees as he determines up to the number of shares of common stock that are owned by the shareholder on the record date, multiplied by six. The persons named in the accompanying proxy card as Proxy Holders will vote the shareholder’s shares as the shareholder designates on his proxy card, including any exercise of cumulative voting rights through the distribution of votes among the nominees as indicated on the proxy card. Absent such designation, the Proxy Holders may use their discretionary authority to vote the shareholder’s shares as the proxy holders shall determine including voting those shares cumulatively.

For the proposal to approve the Management Incentive Plan, as amended and restated, a shareholder may vote “For” or “Against” or abstain from voting.

For the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, a shareholder may vote “For” or “Against” or abstain from voting.

Only shareholders of the Company’s common stock on the record date of the Annual Meeting, March 11, 2010, may attend the Annual Meeting, and those shareholders will need an admission ticket or other proof of stock ownership to be admitted to the Annual Meeting.

•	For registered shareholders of the Company, an admission ticket is attached to their proxy card.

Registered shareholders who plan to attend the Annual Meeting are requested to vote in advance of the Annual Meeting by competing and mailing in their proxy card but retain the admission ticket and bring it with them to the Annual Meeting if they plan to attend.

•	Shareholders whose shares are registered in the name of a bank, broker or other institution are referred to as “beneficial owners” of company stock. Beneficial owners should have received voting instructions or a proxy card from their broker or agent rather than from the Company. Shareholders who are beneficial owners of Company stock should follow the voting instructions provided by their broker or agent to ensure that their vote is counted.

•	To vote in person at the Annual Meeting, beneficial owners may obtain an admission ticket from their broker or agent or at the Annual Meeting by presenting proof of ownership of Company stock as of the record date, which is March 11, 2010. For example, a shareholder may bring an account statement or a letter from his bank or broker confirming that the shareholder owned Company common stock on March 11, 2010.

How can a shareholder change his vote?

A shareholder of record can revoke his proxy at any time before his shares are voted if it (1) delivers a written revocation to the Company’s Secretary; (2) submits a later dated proxy (or voting instruction form if it holds his shares in street name); or (3) vote in person at the Annual Meeting. A shareholder that is a beneficial owner should follow the instructions provided by his broker or bank to change his vote.

What is a quorum?

As of March 11, 2010, there were 45,751,075 shares of the Company’s common stock outstanding and entitled to vote. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstention or broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or bank holding shares for a beneficial owner does not vote on a particular matter because the broker or bank does not have discretionary voting authority to vote on the proposal and the beneficial owner has not provided voting instructions.

How does discretionary voting authority apply?

If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, Nicholas DeBenedictis and J. Robert Hall, as proxy holders, will have discretion to vote the shares and will vote those shares on behalf of the shareholder at the Annual Meeting as recommended by the Board.

If a beneficial owner does not provide the bank or broker that holds his shares with specific voting instructions, under the rules of various national and regional securities exchanges, the beneficial owner’s bank or broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 1 (election of directors) is not a routine matter. The Company believes Proposal 2 (approval of the Management Incentive Plan) and Proposal 3 (ratification of auditors) will be considered routine. If the beneficial owner’s bank or broker does not receive instructions from them on how to vote their shares on a non-routine matter, their bank or broker will inform the Company that they do not have the authority to vote on this matter with respect to the beneficial owner’s shares. We encourage shareholders to provide voting instructions to the organization that holds their shares by carefully following the instructions provided in the notice.

What is the Board’s recommendation?

The Board recommends a vote:

•	FOR the election of the six nominees for director;

•	FOR the approval of the 2005 Amended and Restated Management Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code; and

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

What vote is needed to elect Directors and for the proposals to be adopted?

•	Election of Directors. The six nominees for director receiving the highest number of votes cast by shareholders will be elected to serve on the Board of Directors of the Company. Pursuant to the Company’s majority-voting policy, in an uncontested election, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election, and no successor has been elected at the Annual Meeting, the Director must promptly tender his or her resignation following certification of the shareholder vote.

•	Amended and Restated Management Incentive Plan. The approval of the Amended and Restated Management Incentive Plan for purposes of complying with Section 162(m) of the Code requires the affirmative vote of a majority of the votes cast on this proposal. An abstention or a broker non-vote will not be counted for voting purposes on this proposal.

•	Ratification of Auditors. A majority of the votes entitled to be cast at the meeting, in person or by proxy, must vote “for” the ratification of Deloitte & Touche LLP as the Company’s independent public accounting firm for the proposal to be adopted.

Who pays for the proxy solicitation related to the Annual Meeting?

The Company pays the cost of preparing, printing, assembling and mailing this Proxy Statement and other proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Proxy Statement and other proxy soliciting materials to beneficial owners. In addition to the solicitation of proxies by mail, some of the Directors, Officers, other employees and agents may solicit proxies personally, by telephone and by other means. The Officers and Directors who may solicit proxies personally receive no special compensation for any solicitation activities.

Will any business other than that discussed in this proxy statement be considered or acted upon at this Annual Meeting?

No. The Company’s by-laws required shareholders to submit advance notice of all director nominations and shareholder proposals to be considered at the 2010 Annual Meeting to the Company by November 25, 2009, regardless of whether the shareholder seeks inclusion of their nomination or proposal in this proxy statement, or intends to solicit proxies on their own. Because the Company did not receive any such notice of nominations or proposals, no other Director nominations or shareholder proposals shall be considered at the 2010 Annual Meeting.

When are shareholder proposals due for inclusion in the proxy statement for the 2011 Annual Meeting?

A proposal that a shareholder would like to present at the 2011 Annual Meeting must be submitted to the Company’s Secretary prior to the preparation of the 2011 Proxy Statement. To be included in the proxy statement for the 2011 Annual Meeting, a shareholder proposal must be submitted in writing to the Company’s Secretary and delivered to, or mailed and received by the Company no later than November 30, 2010. The Company’s By-laws prescribe the procedures a shareholder must follow to bring business before shareholder meetings. To bring matters before the 2011 Annual Meeting, and to include a matter in the Proxy Statement for that meeting, a notice that includes all of the information required by the Company’s By-laws must be received by November 30, 2010.

How can a shareholder nominate director candidates?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Corporate Governance Committee that all other nominations receive. If a shareholder wishes to recommend a nominee for director, the shareholder should submit such recommendation in writing, together with any supporting materials deemed appropriate, to the Company’s Secretary.

A shareholder may nominate a person for election to the Board, provided the recommendation is made in accordance with the procedures described herein and in the Company’s By-laws. To nominate a candidate for director at the 2011 Annual Meeting, notice of the nomination must be in writing and delivered to, or mailed and received at the Company no later than November 30, 2010.

What must be included in the notice to submit a shareholder proposal or to nominate a director candidate?

The notice must include:

•	if a shareholder is submitting a proposal, a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest the shareholder has in the business;

•	if a shareholder is submitting a nomination for election to the Board, various matters regarding the nominee, including name, address, occupation, shares held, and a representation by the shareholder and the nominee that there are no undisclosed voting arrangements;

•	the shareholder’s name and address, a description of the shares held, a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination;

•	a representation that the shareholder will attend the 2011 Annual Meeting and submit the proposal or nominate the nominee;

•	a description of any hedging arrangements that the shareholder has entered into with respect to our stock; and

•	a statement of whether the shareholder intends to solicit, or participate in the solicitation of proxies with respect to the proposal or nomination.

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2011 Annual Meeting. The Company’s By-laws contain a complete description of the notice requirements for shareholder proposals. Copies of the Company’s By-laws may be obtained from the Company’s web site at www.glatfelter.com/about_us/corporate_governance/bylaws.aspx or free of charge from the Secretary.

The proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

OWNERSHIP OF COMPANY STOCK

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 11, 2010, (except as otherwise noted) by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (ii) each Director, Director nominee and named executive officer; and (iii) all Directors, Director nominees and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares which a person has the right to acquire beneficial ownership within 60 days are considered beneficially owned by that person.

Name of Beneficial	Shares Beneficially	Total Number of
Owner	Owned (1)	Shares Owned (1)		% of Class

Dimensional Fund Advisors LP	3,712,306	3,712,306	(2)	8.11%
Third Avenue Management LLC	2,937,883	2,937,883	(3)	6.42%
The Vanguard Group	2,918,614	2,918,614	(4)	6.37%
Blackrock, Inc.	2,407,167	2,407,167	(5)	5.26%

					Outstanding
Name of Beneficial		Directly	Indirectly		Options	Total Number of
Owner	Position	Owned	Owned		to Purchase	Shares Owned (1)		% of Class

Kathleen A. Dahlberg	Director	13,138	—		7,500	20,638		*
Nicholas DeBenedictis	Director	10,790	—		2,500	13,290		*
George H. Glatfelter II	Chairman of the Board & CEO	90,975	144,409	(6)	364,293	599,677		1.31
J. Robert Hall	Director	13,138	—		7,500	20,638		*
Richard C. Ill	Director	11,318	—		2,500	13,818		*
John P. Jacunski	Senior V. P. & CFO	15,853	1,758	(7)	89,991	107,602		*
Debabrata Mukherjee	V. P. & GM, Specialty	4,605	57	(8)	50,104	54,766		*
	Papers Business Unit
Ronald J. Naples	Director	12,312	—		9,000	21,312		*
Dante C. Parrini	Executive V. P. & COO	22,2810	4,747	(9)	168,344	195,372		*
Martin Rapp	V. P. & GM, Composite	—	—		51,224	51,224		*
	Fibers Business Unit
Richard L. Smoot	Director	14,638	—		2,500	17,138		*
Lee C. Stewart	Director	13,138	—		7,500	20,638		*
All Directors and executive officers as a group (16 individuals)		241,305	157,046		917,867	1,316,216	(10)	2.88%

* Less than 1%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each director, director nominee and named executive officer of the Company is c/o P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401.

(2)	Pursuant to a Schedule 13G/A filed on February 8, 2010, consists of shares beneficially owned, as of December 31, 2009, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP possesses sole voting power over 3,655,877 shares and investment authority over all 3,712,306 shares. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. All 3,712,306 shares are owned by four investment companies registered under Section 203 of the Investment Advisors Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)	Pursuant to a Schedule 13G filed on February 16, 2010, consists of shares beneficially owned, as of December 31, 2009, by Third Avenue Management LLC. Third Avenue Management LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and has sole voting and investment authority over all shares beneficially owned. Met Investors Series Trust-Third Avenue Small Cap Portfolio, an investment company registered under the Investment Company

Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,163,840 of the shares reported by Third Avenue Management LLC. Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,708,906 of the shares reported by Third Avenue Management LLC. Third Avenue Small Cap Fund UCITS, an umbrella open-ended investment company authorized by the Irish Financial Services Regulatory Authority under the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, has the right to receive dividends from, and the proceeds from the sale of, 950 of the shares reported by Third Avenue Management LLC. Touchstone Variable Series Trust — Touchstone Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 64,187 of the shares reported by Third Avenue Management LLC. The address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(4)	Pursuant to a Schedule 13G/A filed on February 5, 2010, consists of shares beneficially owned, as of December 31, 2009, by The Vanguard Group, Inc. The Vanguard Group, Inc. possesses sole voting power over 61,270 shares and investment authority over all 2,918,614 shares. The Vanguard Group, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Vanguard Fidelity Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner, and directs the voting of, 61,270 shares as a result of its serving as investment manager of collective trust accounts. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Pursuant to a Schedule 13G filed on January 29, 2010, consists of shares beneficially owned, as of December 31, 2009, by BlackRock, Inc. BlackRock, Inc. is a parent holding company. BlackRock, Inc. has sole voting and investment authority over all 2,407,167 shares. BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC, BlackRock International Ltd. are subsidiaries of BlackRock, Inc. that have acquired the shares reported by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Consists of approximately 4,409 shares held by Mr. Glatfelter in the Company’s 401(k) Plan and 140,000 shares held in trust as co-trustee with PNC Bank as to which Mr. Glatfelter disclaims beneficial ownership.

(7)	Consists of approximately 1,758 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(8)	Consists of approximately 57 shares held by Mr. Mukherjee through the Company’s 401(k) Plan.

(9)	Consists of approximately 4,747 shares held by Mr. Parrini through the Company’s 401(k) Plan.

(10)	Consists of outstanding options to purchase 917,867 shares, which were exercisable as of March 11, 2010 or within 60 days from such date, 17,046 shares held by executive officers through the Company’s 401(k) Plan, 232,279 shares held directly and 140,000 shares held in trust pursuant to which George H. Glatfelter II acts as co-trustee with PNC Bank as to which Mr. Glatfelter disclaims beneficial ownership. See Notes 6 through 9.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2009 regarding the Company’s equity compensation plans.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(1)	(2)	(3)

Equity compensation plans approved by security holders	2,326,057	$12.32	3,141,047
Equity compensation plans not approved by security holders	—	—	—

Total	2,326,057	$12.32	3,141,047

(1)	Includes 453,050 non-qualified stock options, 564,037 restricted stock units (RSUs) and 1,762,020 stock-only stock appreciation rights (SOSARs).

(2)	Weighted average exercise price is based on outstanding non-qualified stock options and SOSAR prices only.

(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Holders”), to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s review of such reports (and amendments thereto), the Company believes that, in 2009, its Directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE. George H. Glatfelter II, Chairman and Chief Executive Officer of the Company, is a co-trustee of the Irrevocable Trust of George H. Glatfelter dated October 19, 1976 (the “1976 Trust”) and the indirect beneficial owner of shares of Company common stock held by the 1976 Trust. In 2008, the other co-trustee of the 1976 Trust approved sales of the Company common stock in a series of six transactions without the knowledge of Mr. Glatfelter. Mr. Glatfelter filed a Form 4 in December 2009 when he was informed of the sales.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill six Director positions, each for one-year terms expiring on the date of the Company’s 2011 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board proposes that Kathleen A. Dahlberg, George H. Glatfelter II, Richard C. Ill, Ronald J. Naples, Richard L. Smoot and Lee C. Stewart, who are currently serving as Directors of the Company, be re-elected as Directors for terms expiring in 2011. The nominees have consented to serve if elected to the Board.

If a nominee is unable to serve as a Director at the time of the Meeting, an event that the Board does not anticipate, the persons named in the accompanying proxy card will vote for such substitute nominee as may be designated by the Board, unless the Board reduces the number of Directors accordingly.

Board of Directors

The following table sets forth information as to the nominees and the other persons who are to continue as Directors of the Company after the 2010 Annual Meeting of Shareholders. The information included in the table was obtained in part from the respective nominees and in part from the records of the Company.

		Year First
		Elected
	Age	Director

PROPOSAL 1: NOMINEES TO BE ELECTED FOR TERMS EXPIRING IN 2011

The Board believes that the election of each of the above nominees is in the best interests of the Company and its shareholders and unanimously recommends a vote FOR the proposal.

Kathleen A. Dahlberg

Ms. Dahlberg has been the Chief Executive Officer of 2Unify LLC, a communications company, since 2006. Ms. Dahlberg has been the President and Chief Executive Officer of Open Vision Partners and a business consultant on the application of new technologies for business improvement and process change since September 2001. Ms. Dahlberg has held Vice-Presidential positions with BP Amoco, Viacom International, McDonalds Corporation, Grand Metropolitan plc and American Broadcasting. Additionally, she has been President of Galileo Group International Services. Ms. Dahlberg is also a Director of Theragenics Corporation and has more than 10 years of experience as a director of public companies. In addition, Ms. Dahlberg is a regular author and speaker on topics of business technology risk management, benefit realization and governance for profitability.
	57	2001

George H. Glatfelter II

Mr. Glatfelter has been Chairman since April 2000 and the Company’s Chief Executive Officer since June 1998. Mr. Glatfelter served as the President of the Company from June 1998 to February 2001 and as its Senior Vice President from September 1995 to June 1998. Mr. Glatfelter has also served as Chairman and President of Glatfelter Pulpwood Company, a wholly-owned subsidiary of the Company since 2000. Mr. Glatfelter has more than 15 years of experience as a director of public companies. He has held positions with the Company in human resources, maintenance and engineering, operations, planning, and sales and marketing. Mr. Glatfelter has been a director of Met-Pro Corp. since May 2004. He has been a director at American Forest & Paper Association Inc. since January 2010. He also serves as a director of The National Council of Air and Stream Improvement the Alliance For the Chesapeake Bay and is a Trustee of York College of Pennsylvania. Mr. Glatfelter has led a transformation of the Company focused on creating ever-increasing levels of value for customers and shareholders.
	58	1992

Richard C. Ill Mr. Ill has been the Chairman of Triumph Group, Inc., a public, international aviation services company since 2009 and President and Chief Executive Officer of Triumph Group since 1993. Previously, Mr. Ill held a variety of senior executive positions with Alco Standard Corporation until he, ultimately, founded what is now the Triumph Group. Mr. Ill has over 45 years of public company experience both in management, manufacturing and operations. Mr. Ill is also a director of Airgas, Inc. Mr. Ill has 14 years of experience as a director of public companies.	66	2004

Ronald J. Naples

Mr. Naples currently serves as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania in April 2009. Until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public, specialty chemical company serving the metalworking and manufacturing industries worldwide, a title that he held since 1997 and served as Quaker’s Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995. He is a former White House Fellow and served in the Ford Administration as Assistant to the Counselor to the President for Economic Affairs, and as a Special Assistant to the head of the Federal Energy Administration. Mr. Naples also serves as a director of Quaker Chemical Company and Glenmede Trust Company and is past Chairman of the Federal Reserve Bank of Philadelphia. Overall, Mr. Naples has over 28 years of experience as a director of public companies.
	64	2000

Richard L. Smoot

Mr. Smoot retired in 2002 from the position of Regional Chairman, PNC Bank, Philadelphia/South Jersey markets a position he held since 2001. Previously, Mr. Smoot served as President and Chief Executive Officer of PNC Bank in Philadelphia and Southern New Jersey, and its predecessor, Provident National Bank. He also served as Executive Vice President responsible for Operations and Data Processing for the Bank from 1987 to 1991. Before joining PNC Bank, Mr. Smoot served as First Vice President and Chief Operating Officer of the Federal Reserve Bank of Philadelphia. Mr. Smoot also serves as a director of Aqua America Corporation and during his career has served in a variety of leadership positions for a host of governmental, for- and non-profit agencies and firms in both the public and private sector. Overall, Mr. Smoot has over 15 years of experience as a director of public companies.
	69	1994

		Year First
		Elected
	Age	Director

Lee C. Stewart

Mr. Stewart is a private financial consultant with over 25 years experience as an investment banker. Previously, Mr. Stewart was a Vice President at Union Carbide Corporation from 1996 to 2001 where he was responsible for various Treasury and Finance functions, and formerly, from 2001 to 2002, was CFO of Foamex International, Inc. Mr. Stewart is also a director of AEP Industries, Inc., a NASDAQ-listed chemical company, a Director of Marsulex, Inc., a Toronto-listed chemical company and a director of ITC Holdings Corp. a NYSE-listed electricity transmission company Overall, Mr. Stewart has over 37 years of experience as a director of public companies.
	61	2002

Directors continuing for terms expiring in 2011

Nicholas DeBenedictis

Mr. DeBenedictis has been the Chairman, Chief Executive Officer and director of Aqua America, Inc., a publicly-traded water company, since May 1993. Mr. DeBenedictis also serves as a director of Exelon Corporation. Prior to joining Aqua America, Mr. DeBenedictis was Senior Vice President of Corporate and Public Affairs for PECO Energy, a $4 billion nuclear utility where he was responsible for government relations, economic development and environmental policies, plus implementation of the utility’s public policy positions. Mr. DeBenedictis also served in two cabinet positions in Pennsylvania government: Secretary of the Department of Environmental Resources and Director of the Office of Economic Development. Prior to that, he served in senior level positions with the U.S. Environmental Protection Agency. Mr. DeBenedictis has more than 18 years of experience as a director of public companies.
	64	1995

J. Robert Hall

Mr. Hall has been the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition related activities in the food and consumer products industry since 1998. From September 2007 to November 2007, he also served as Chief Executive Officer of Castro Cheese Company Inc. Prior to joining Ardale, Mr. Hall spent over 20 years in the food industry holding various positions with Nabisco, Kraft and Nestle. While at Nabisco, he was President of Nabisco’s Specialty Products Company in the United States and President of Christie Brown & Company, Ltd., the maker of Nabisco cookies and crackers in Canada. Mr. Hall has also been President of Lenox Brands. Mr. Hall has more than 10 years of experience as a director of public companies and significant experience with acquisitions & divestitures, marketing, sales, operations, strategic planning, new product development and research & development.
	57	2002

PROPOSAL 2: APPROVE THE AMENDED AND RESTATED 2005 MANAGEMENT INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

The Compensation Committee approved and recommended to the Board, and the Board adopted and recommends that you approve the Company’s Amended and Restated 2005 Management Incentive Plan (the “Plan”). The Company is seeking shareholder approval of the Plan for purposes of complying with Section 162(m) of the Code. Generally, Section 162(m) of the Code does not allow publicly held companies like the Company to take a tax deduction for compensation that is paid to the CEO and the four most highly compensated executive officers other than the CEO to the extent such compensation exceeds one million dollars per officer in any year. However, awards which are made by a publicly traded company pursuant to a performance-based compensation plan that is approved by its shareholders at least every five years will not be subject to the deduction limit. In order to satisfy this requirement, the Company is submitting the Plan for shareholder approval at this Annual Meeting. The Plan was last approved by the shareholders at the annual meeting held in 2005.

The Board believes that the Plan provides incentives to key employees with significant responsibility for the success and growth of the Company. The Plan is designed to: (1) promote the attainment of the Company’s significant business objectives, (2) encourage and reward management teamwork across the entire Company, and (3) assist in the attraction and retention of employees vital to the Company’s long-term success. Please see pages 20-21 of this proxy statement for a description of the awards made under the Plan to the Named Executive Officers for 2009.

The Plan is set forth in full at Appendix A to this Proxy Statement. A summary of the Plan is set forth below.

How is the Plan administered?

The Plan is administered by the Compensation Committee and all acts and authority of the Compensation Committee under the Plan are subject to the provisions of its charter and such other authority as may be delegated to the Compensation Committee by the Board. The Compensation Committee has full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the performance goals and performance measures to be utilized) and determine whether such performance goals applicable to any performance measures for any awards have been achieved. The Compensation Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, procedures and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award under it. The Compensation Committee may, with respect to participants who are not subject to Section 162(m) of the Code, delegate such power and authority under the Plan to the Company’s officers, as it deems necessary or appropriate.

The Compensation Committee has the authority and discretion to determine the extent to which awards under the Plan are structured to conform to the requirements applicable to performance-based compensation set forth in Section 162(m) of the Code and the regulations issued thereunder.

Who is eligible to participate in the Plan?

Participation in the Plan is limited to approximately 30 officers and key employees of the Company and its subsidiaries who have significant responsibility for corporate, business segment or facility-based operations. Each individual participant must be nominated by management and approved by the Compensation Committee for participation in the Plan.

What types of awards are made under the Plan?

The Compensation Committee (or with respect to certain executives, the CEO) may, in its discretion, make cash awards to eligible participants under the Plan. The amount of a participant’s award may be based on a percentage of such participant’s salary or such other methods as may be established by the Compensation Committee. The fact and/or terms of awards need not be uniform among all participants, or classes or categories of participants. No award paid to a participant for a particular performance period may exceed $2,000,000. A performance period generally is a calendar year but can be another period, as selected by the Compensation Committee, for which performance is being measured.

What performance measures are used?

For awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award will be conditioned upon the Company’s achievement of one or more performance goal(s) with respect to one or more of the following performance measures as established by the Compensation Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization, and pension income or expense, or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; net debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or operating net income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, sales of significant assets, business expansion, product diversification and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Compensation Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting standards or principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareowners for the applicable year.

Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee.

No later than ninety (90) days after the beginning of an applicable performance period, the Compensation Committee will establish in writing the performance goals, performance measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each participant if the performance goals established by the Compensation Committee are attained; provided, that for a performance period of less than one year, the Compensation Committee will take any action prior to the lapse of 25% of the performance period. In addition to establishing minimum performance goals below which no compensation will be paid with respect to an award, the Compensation Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

The Compensation Committee, in its discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions and conditions may include the receipt by a participant of a specified annual performance rating, continued employment by the participant until a date that may be beyond the end of a performance period, or the achievement of specified performance goals by the Company, business unit or participant. The Compensation Committee may, in its discretion, also reduce the amount of any award if it concludes that such reduction is necessary or appropriate based on: (i) an evaluation of a participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) other factors or conditions that the Compensation Committee deems relevant. The Compensation Committee may not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

When are awards paid?

Payment of awards is made as promptly as practicable (but in no event later than two and one-half months after the close of the fiscal year in which the performance period ends) after the Company’s certified public accountants have completed their examination of the Company’s year-end consolidated financial statements and the Compensation Committee has certified in writing the extent to which the applicable performance goals and other material terms have been achieved. If an award is subject to a vesting requirement whereby payment is contingent on the participant’s continued employment beyond the end of a performance period, payment will be made as soon as practicable following the participant’s satisfaction of the vesting requirement.

Unless otherwise determined by the Compensation Committee and, except in the case of death or disability as discussed in the paragraph below, participants who have terminated employment with the Company prior to the end of the performance period for any reason other than death, retirement, or total and permanent disability, will forfeit all rights to payment under any awards then outstanding under the Plan and will not be entitled to any cash payment for such period.

Unless otherwise determined by the Compensation Committee, if a participant’s employment with the Company terminates during a performance period by reason of death, retirement or total and permanent disability, the participant’s award will be pro-rated to reflect the period of service prior to his/her death, retirement or total or permanent disability, as the case may be, subject to the Compensation Committee’s certification that the applicable performance goals and performance measures have been met.

Are awards transferable?

No. A participant’s rights under the Plan may not be assigned, pledged or otherwise transferred except, in the event of the participant’s death, to the participant’s designated beneficiary or by the laws of descent and distribution.

Can the Plan be amended or terminated?

Yes. Although the Company intends to continue to use the Plan from year to year, the Company reserves the right, by action of the Board or the Compensation Committee, to amend, modify or terminate the Plan, at any time; provided, that no such amendment, modification or termination will, without the participant’s consent, materially adversely affect the rights of such participant to any payment that has been determined by the Compensation Committee to be due and owing to the participant under the Plan, but not yet paid. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Compensation Committee may at any time (without the consent of participants) modify, amend, or terminate any or all of the provisions of the Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code.

What are the Federal income tax consequences to participants?

When any part of an award is paid in cash to a participant, the participant will realize compensation which is taxable to the participant as ordinary income in the amount of the cash paid. The Company will generally be entitled to a deduction in the same amount of the award and at the same time as the participant recognizes ordinary income.

Are there any limitations on the Company’s deductions?

With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of one million dollars paid to the Company’s CEO and its four other highest-paid executive officers other than the CEO. Compensation paid to such covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If the Company’s shareholders approve the Plan at the Annual Meeting, the Company intends that performance awards (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the Plan will satisfy the requirements of qualified performance-based compensation and therefore the Company will be entitled to a deduction with respect to the payment of such awards. However, with respect to awards that are not intended to be treated as qualified performance-based compensation as defined in the Code, the deduction that the Company might otherwise receive with respect to such awards to covered employees may be disallowed.

The Board believes that approval by shareholders of the Amended and Restated 2005 Management Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code is in the best interests of the Company and its shareholders and unanimously recommends a vote FOR the proposal.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2010, subject to ratification by the Company’s shareholders. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2009.

A Deloitte representative is expected to attend the Annual Meeting, will be given the opportunity to make a statement if he or she chooses to do so, and will be available to respond to appropriate shareholder questions.

What did the Company pay its independent registered public accounting firm in 2009 and 2008?

For the years ended December 31, 2009 and 2008, the aggregate fees billed to the Company by Deloitte were as follows:

	2009	2008

Audit Fees(1)	$1,632,741	$1,900,750
Audit Related Fees(2)	8,577
Tax Fees(3)	359,500	412,542

Total Fees	$2,000,818	$2.313,292

(1)	Audit Fees — For professional services performed by Deloitte for the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under footnote (1) above.

(3)	Tax Fees — For professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes tax planning and consultations; tax audit assistance; and tax work stemming from “Audit-Related” items.

All services rendered for the Company by Deloitte in 2009 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

The Board believes that the ratification of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2010 is in the best interest of the Company and the shareholders and unanimously recommends a vote FOR the proposal.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The Board of Directors and management of the Company are dedicated to effective corporate governance. The Board has adopted Corporate Governance Principles to provide a framework for governance of the Company. These Corporate Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles.aspx and available in print upon request directed to the Secretary of the Company at 96 South George Street, Suite 500, York, PA 17401-1434.

What is the composition of the Board?

The Board currently consists of eight members. Each year, the Board elects one of its members to serve as Chairman. The Board reviews its governance structure and the qualifications of each Director and determines which Director is best qualified to chair the Board. The Board believes that the Company and its shareholders are best served by having a Chairman who has a wide-ranging, in-depth knowledge of the Company’s business operations and the competitive landscape and who can best execute the strategic plan approved by the Board. Based on his extensive experience and knowledge of the Company’s operations, industry, competitive challenges and opportunities, the Board has determined that, at this time, the Chief Executive Officer is the Director best qualified to serve in the role of Chairman. More specifically the Chairman:

•	Chairs all meetings of the Board other than executive sessions

•	Identifies strategic issues that should be considered for the Board agenda; and

•	Consults with Directors in the development of the schedule, agenda and materials for all meetings of the Board.

In addition, the agenda for each Board meeting and the schedule of meetings is available to all Directors in advance so that any Director can review and request changes. Moreover, all Directors have unrestricted access to management at all times and communicate informally with management on a variety of topics.

The Board believes that shareholders are best served by the Board’s current leadership structure, because the Corporate Governance Principals and the Company’s policies and procedures provide for an empowered, independent Board and the full involvement of the independent members of the Board in the Board’s operations and its decision making.

In the Company’s Governance Principles, the Board has adopted the NYSE standards for determining the independence of Directors, which require that a Director not have a material relationship with the Company.

On an annual basis, each member of the Board is required to complete a questionnaire which is designed, in part, to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Principles. In addition, each Director or nominee for Director has an affirmative duty to disclose to the Nominating and Corporate Governance Committee relationships between and among that director (or an immediate family member), the Company, and/or the management of the Company.

The Board has determined the following Directors are independent and do not have any material relationship with the Company: Ms. Dahlberg and Messrs. DeBenedictis, Hall, Ill, Naples, Smoot and Stewart. The Board determined that Mr. Glatfelter has a material relationship with the Company because he is the Chief Executive Officer of the Company. Thus, Mr. Glatfelter is deemed not to be an independent Director by NYSE standards and the Company’s Governance Principles.

What committees has the Board established?

The Company’s Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Corporate Governance Committee. The Board appoints the members of all of these standing committees and their Chairpersons at its organizational meeting held following the Company’s Annual Meeting.

The Board has adopted a written charter for each of its standing committees, all of which are posted on the Company’s corporate website at www.glatfelter.com/about_us/corporate_governance/committees.aspx, and available in print upon request directed to the Secretary of the Company at 96 South George Street, Suite 500, York, PA 17401-1434.

Audit Committee. The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of four Directors: Messrs. Hall (Chair), DeBenedictis, Ill and Naples. In the opinion of the Board, all four Audit Committee members meet the Director independence requirements set forth in the listing standards of the NYSE and the applicable rules and regulations of the SEC in effect on the date of this proxy statement. The Board has determined that, based on their experience, Messrs. DeBenedictis, Hall, Ill and Naples are audit committee financial experts, as that term is defined in the applicable SEC regulations, and that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards. The Audit Committee held 8 meetings during 2009.

In accordance with its Board-approved charter, the purpose of the Audit Committee is to assist the Board in its oversight of (i) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, (ii) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee:

•	is directly responsible for the appointment, replacement, if necessary, oversight, and evaluation of the Company’s independent auditors, which report directly to it, which appointment is submitted to the Company’s shareholders for ratification at the Annual Meeting each year;

•	has the sole responsibility for pre-approving all audit and non-audit services provided by the Company’s independent auditors and fees related thereto pursuant to its Pre-Approval policy;

•	reviews and recommends for approval by the Board the Company’s audited consolidated financial statements for inclusion in its annual reports on Form 10-K, and reviews with management the financial information contained in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, and management’s discussion and analysis of financial conditions and results of operations contained in the periodic reports, and discusses them with management and the independent auditors prior to filing with the SEC;

•	reviews with management and the Company’s independent registered public accounting firm the Company’s earnings press releases prior to release to the public;

•	discusses any significant changes to the Company’s accounting policies;

•	reviews the quality and adequacy of the Company’s accounting systems, disclosure controls and procedures and internal controls over financial reporting;

•	provides guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters;

•	monitors compliance with legal prohibitions on loans to Directors and executive officers of the Company;

•	reviews and assesses the adequacy of the Company’s hiring guidelines for employees or former employees of the independent registered public accounting firm;

•	provides guidance to and oversight of the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in addition to other compliance matters; and

•	participates in the annual performance evaluation of the Director of Internal Audit.

The Audit Committee has the authority to retain special legal, accounting, or other experts as it deems necessary to carry out its duties.

Compensation Committee. The Compensation Committee currently consists of five Directors: Mr. Naples, (Chair), Ms. Dahlberg, and Messrs. DeBenedictis, Smoot and Stewart. In the opinion of the Board, all five Compensation Committee members meet the Director independence requirements set forth in the NYSE listing standards in effect on the date of this proxy statement. The Compensation Committee held 7 meetings during 2009.

In accordance with its Board-approved charter, the Compensation Committee is responsible for discharging the Board’s duties related to compensation of the Company’s executives and also reviews, recommends for approval by the Board and oversees the Company’s management incentive and equity-based incentive compensation plans, defined benefit and contribution plans, and other welfare benefit plans. In addition to, or in furtherance of, the Compensation Committee’s functions described above, the Compensation Committee:

•	recommends to the Board an executive compensation policy that is designed to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, align executives’ interests with those of the Company’s shareholders and provide reasonable and competitive compensation opportunities;

•	reviews and approves periodically a general compensation policy and salary structure for executives and other key employees of the Company and its subsidiaries, which considers business and financial objectives, industry and labor market best practices and such other information as it may deem appropriate;

•	annually reviews and recommends to the independent members of the Board corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), and manages and executes the evaluation process conducted by the independent members of the Board of the CEO in light of these goals and objectives;

•	reviews and recommends to the independent members of the Board the CEO’s compensation, including salary, bonus, and other incentive and equity-based compensation, based on the evaluation of the CEO’s performance;

•	reviews and approves annually, with the CEO’s involvement, the salaries and equity-based grants, as well as discretionary cash awards, for the Company’s non-CEO executives;

•	establishes individual target award levels for incentive compensation payments to the Company’s non-CEO executives, in relation to Board-established financial target(s) or other performance measures for such incentive compensation, recommends to the Board whether such financial target(s) or other performance measures have been achieved, and approves the payment of incentive compensation upon Board determination that such targets or measures have been met;

•	reviews the Compensation Discussion & Analysis and recommends to the Board that the Compensation Discussion & Analysis be included in the proxy statement;

•	reviews and recommends to the Board any modifications of the non-employee Directors’ compensation program; and

•	reviews and recommends for approval by the Board new incentive compensation plans or changes and amendments to existing plans.

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants, counsel, or advisors, and routinely holds executive sessions without management.

The Committee has engaged Compensation Strategies, Inc., (“Consultant”) an independent executive compensation consulting firm, to provide advice and assistance to the Committee and to the Company’s management in the area of executive and non-employee Director’s compensation for the Company. The Consultant reports directly to the Committee but has been authorized by the Committee to work with certain executive officers of the Company as well as other employees in the Company’s human resources, legal, and finance departments. The Consultant conducts regular reviews of total compensation of the Company’s executive group, based on the process described in the Compensation Discussion & Analysis contained elsewhere in this proxy statement, for review by management in determining the appropriate levels of compensation for each executive.

The Consultant also conducts regular reviews of total compensation of the Company’s non-employee Directors and assists the Committee in the development of recommended changes in such compensation for approval by the Board of Directors. The Consultant also provides advice to the Committee and management with respect to other executive and Board compensation issues that arise throughout the year. During 2009, the scope of the Consultant’s assignments included a pay for performance analysis of the Company’s bonus pay versus that of its peer group, advice on the design of the MIP and long term incentive programs for 2009 and for 2010, as discussed in the CD&A; and IRS Section 409A reviews of the Company’s benefit plans.

The Chair of the Compensation Committee is responsible for leadership of the Committee and development of the meeting agendas. The Committee may form subcommittees and delegate authority to them, as it deems appropriate. The meetings of the Compensation Committee are regularly attended by the CEO and the Committee’s independent compensation consultant, but the Committee usually meets in executive session at each meeting.

The CEO performs performance assessments and compensation recommendations for each executive officer of the Company (other than himself) on an annual basis. The Compensation Committee considers the CEO’s recommendations with the assistance of the Consultant and approves the compensation of the executive officers (other than the CEO). In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management, present and then provides this recommendation to the independent members of the Board for approval in executive session. The CEO, the Vice President of Human Resources & Administration, and the Vice President, General Counsel & Secretary generally attend, and the Senior Vice President & Chief Financial Officer occasionally attends, Compensation Committee meetings but none are present for executive sessions or any discussion of their own compensation.

Finance Committee. The Finance Committee currently consists of four Directors: Mr. Ill, (Chair) and Messrs. Glatfelter, Hall and Stewart. The Finance Committee provides advice to the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company. Specifically, pursuant to its Board-approved charter, the Finance Committee:

•	reviews and recommends for approval by the Board, the Company’s operating and capital budgets;

•	reviews the performance of the Company’s pension funds and the Company’s recommendations regarding investment objectives, strategies and/or managers as warranted;

•	reviews the range of investment vehicles available to participants under the Company’s 401(k) Plan and the availability of Company stock as an investment option under the 401(k) Plan;

•	oversees the development and monitoring execution of the Company’s financial policies, including financial objectives, strategies and plans and the execution thereof, exclusive of accounting and other matters, which are within the oversight responsibilities of the Audit Committee; and

•	convenes, at the request of management or the Board, to provide insight and guidance on other issues of financial significance, including any long-term financial plans of the Company.

The Finance Committee held 4 meetings during 2009.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of five Directors: Mr. Stewart (Chair), Ms. Dahlberg, and Messrs. DeBenedictis, Hall and Smoot. In the opinion of the Board, all five members of the Nominating and Corporate Governance Committee meet the Director independence requirements as set forth in the NYSE listing standards in effect on the date of this proxy statement. Pursuant to its Board-approved charter, the Nominating and Corporate Governance Committee:

•	provides advice to the Board regarding all corporate governance matters (including the Company’s Code of Business Conduct and the Code of Business Ethics for the CEO and Senior Financial Officers);

•	makes recommendations to the Board regarding the Board’s size and composition and the tenure and retirement age of Directors;

•	reviews the qualifications of candidates for the Board

•	recommends to the Board the nominees for election to the Board at each Annual Meeting;

•	considers nominees for the Board recommended by shareholders;

•	makes nominations of Directors and officers of the Company;

•	nominates persons to fill vacancies on the Board occurring between annual meetings;

•	nominates Directors for committee membership and committee chairpersons;

•	reviews and approves related party transactions; and

•	reviews and approves Company contributions to affiliated persons or entities and Company contributions in excess of $25,000, per year to any other person or entity.

The Nominating and Corporate Governance Committee reviews all Director nominations submitted to the Company, including individuals recommended by shareholders, Directors or members of management. When evaluating whether to recommend an individual for nomination or re-nomination, the Nominating and Corporate Governance Committee will consider, at a minimum and in accordance with the Company’s Governance Principles, the nominee’s independence, availability to serve on the Board and the candidate’s knowledge, experience, skills, expertise, wisdom, integrity, business acumen and understanding of the Company’s business environment.

In evaluating Director candidates, the Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each Director candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The Committee specifically reviews the qualifications of each candidate for election or re-election, including for incumbent Directors, his or her understanding of the Company’s businesses and the environment within which the Company operates, attendance and participation at meetings, and independence, including any relationships with the Company. Prior to nomination, each candidate for election must consent to stand for election, and each nominee must agree in writing to abide by the Company’s majority voting policy.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election as Directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at www.glatfelter.com/about_us/corporate_governance/default.aspx.

Based on the process described above, the Committee recommended and the Board determined to nominate each of the incumbent Directors for re-election at the 2010 Annual Meeting of Shareholders. The Committee and Board concluded that each of the incumbent Directors should be nominated for re-election based on the experience, qualifications, attributes and skills identified in the biographical information contained under “Election of Directors” on pages 7 to 8. The Committee and the Board assessed these factors in light of the Company’s businesses, which provide a diverse line of specialty papers and engineered products around the world. In particular, the Committee and the Board considered the following factors:

•	Each nominee has extensive experience guiding large, complex organizations as executive leaders or board members;

•	The nominees’ experiences relate to and derive from a broad range of occupations and industries, which provides both differing viewpoints among the nominees and familiarity with many diverse markets targeted by the Company’s businesses and environments that can affect the implementation and execution of the Company’s business plans. These include government and public policy (Mr. DeBenedictis, Mr. Naples and Mr. Glatfelter), professional services (Ms. Dahlberg, Mr. Ill, Mr. Naples, Mr. Smoot, and Mr. Stewart,), public interest (Mr. Glatfelter, Mr. DeBenedictis and Mr., Naples), financial services (Mr. Hall, Mr. Stewart and Mr. Smoot), and manufacturing (Ms. Dahlberg, Mr. Glatfelter, Mr. Hall, Mr. Ill and Mr. Naples);

•	The nominees’ experiences include experience with several business sectors and operational challenges applicable to the Company’s businesses. These areas include consumer goods (Mr. Hall, Ms. Dahlberg), new product development (Mr. Glatfelter. Mr. Ill), international operations (Mr. Glatfelter, Mr. Ill and Mr. Naples), strategic partnerships (Mr. Ill) and regulated industries (Mr. DeBenedictis); and

•	The nominees have significant substantive expertise in several areas applicable to service on the Board and its Committees, including finance and banking (Mr. Hall, Mr. DeBenedictis, Mr. Naples, Mr. Smoot, Mr. Stewart), public company accounting and financial reporting (Mr. DeBenedictis Mr. Hall, Mr. Naples and Mr. Smoot and Mr. Stewart), strategic planning (Mr. Hall, Mr. Ill, Mr. Naples. Mr. DeBenedictis, Mr. Glatfelter , Ms. Dahlberg), operations management (all the nominees), corporate governance (Mr. Ill, Mr. Smoot, Mr. Stewart) and risk management (all of the nominees).

Any shareholder who wishes to recommend a nominee for election to the Board should follow the procedures set forth on page 3 of this proxy statement.

The Committee periodically reviews and oversees orientation programs for newly elected Directors and continuing education programs for incumbent Directors. The Committee also reviews shareholder proposals submitted for presentation at the Annual Meeting and proposed responses from the Board, and makes recommendations to the Board concerning Board procedures. The Nominating and Corporate Governance Committee is charged with developing and recommending corporate governance principles to the Board and reviewing these principles for appropriateness and compliance with SEC and NYSE requirements. The Nominating and Corporate Governance Committee reviews the senior management organization and succession plan.

The Nominating and Corporate Governance Committee has the authority to retain Director search consultants, outside counsel or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. No third party Director search firms were engaged in 2009. The Nominating and Corporate Governance Committee held 3 meetings during 2009.

How may a shareholder communicate with the Company’s Board or the non-management Directors of the Company?

A shareholder may address written correspondence to the Board or any individual Director (whether management or non-management), to Mr. Thomas G. Jackson, Vice President General Counsel and Secretary, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401-1434.

The Company’s Board has approved a process whereby the Secretary of the Company will receive, review and, as appropriate, forward any communications which are addressed to the Board or a Director to the Board or named Director or the Chair of the Committee responsible for the matter addressed in the communication. All communications that relate to concerns regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee.

Does the Company have a majority-voting policy?

The Company’s Governance Principles include a majority-voting policy for the election of Directors. Pursuant to the majority-voting policy, in an uncontested election, if a nominee for Director who is an incumbent Director receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), and no successor has been elected at such meeting, the Director must tender his or her resignation following certification of the shareholder vote. In an uncontested election, if a nominee for Director who is not an incumbent Director receives at any meeting for the election of Directors at which a quorum is present a Majority Withheld Vote (but does receive the requisite plurality vote), the nominee will be deemed to have been elected to the Board and to have immediately resigned. To be eligible to stand for election, each person who agrees to be nominated must also agree, in writing, to be bound by this provision.

In the event of a Majority Withheld Vote, the Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the Board as to whether or not to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. In making their determinations, the Nominating and Corporate Governance Committee and the Board may consider any factors or other information that they consider appropriate or relevant. Thereafter, the Board will promptly disclose its decision whether or not to accept the Director’s resignation (and the reasons for rejecting the resignation, if applicable) in a press release or filing with the SEC. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether or not to accept the resignation. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same meeting, then the remaining independent Directors who did not receive a Majority Withheld Vote shall consider the resignations and determine whether or not to accept them. If the Directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignations, provided, however, that each Director’s resignation will be acted upon separately and no Director may participate in the Board action regarding whether or not to accept his or her resignation. A Director whose resignation is not accepted by the Board shall continue to serve until the next annual meeting of shareholders at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board, or if a nominee for director who is not an incumbent Director is deemed to have been elected and to have immediately resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s By-laws or may amend the Company’s By-laws to decrease the size of the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether or not it should fill the vacancy or amend the Company’s By-laws to reduce the size of Board.

What is the Company’s policy regarding Director attendance at the Annual Meeting?

While the Company does not have a policy regarding Director attendance at the annual meeting of shareholders, the Company’s Directors, including persons nominated for election at an annual meeting, generally attend the annual meeting.

How often did the Board meet during 2009?

The Board held 9 meetings during 2009.  The standing committees established by the Board held a total of 22 meetings in 2009. Each of the incumbent Directors attended at least 91% of the aggregate of the meetings of the Board and Board committees on which he or she served in 2009. Non-management Directors meet in regularly scheduled executive sessions (without management), at which the Chair of the Nominating and Corporate Governance Committee presides.

Where can additional Corporate Governance and related information be obtained?

The Company’s corporate website (www.glatfelter.com) includes a Corporate Governance page consisting of, among others, the Company’s Governance Principles and Code of Business Conduct, a listing of our Board of Directors and Executive Officers, Nominating, Audit and Compensation Committees of the Board of Directors and their respective Charters, the Company’s Code of Business Conduct, the Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter and other related material. The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website. The Company will, upon request, provide a copy of its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers, at no charge.

How were Directors compensated?

Base Compensation. Non-employee Directors received an annual retainer fee of $35,000, two thirds of which consisted of shares of the Company’s common stock with an equivalent market value on the grant date, with the balance paid in cash. In addition to the annual retainer, non-employee Directors were paid in cash $2,000 for attendance at the annual Board retreat and $1,500 for each Board or committee meeting that they attended. Non-employee Directors serving as committee chairpersons of the Audit or Compensation Committees were paid an additional $10,000 (in cash) annually for their service and the Chairperson of the Finance and Nominating and Corporate Governance Committees each received an additional $5,000 in cash. In addition, each non-employee Director received an annual restricted stock unit award valued at $30,000, on the grant date. Such awards will vest over a three-year period. All accrued, but unpaid, Director cash compensation payments are made on each May 1st and November 1st. RSUs granted to directors in 2009 and thereafter will immediately vest upon a change in control. The RSUs granted to the directors prior to 2009 do not vest upon a change in control.

Deferred Compensation. Pursuant to the Company’s Deferred Compensation Plan for Directors (the Deferred Compensation Plan), every year each Director may elect to defer 50%, 75% or 100% of his or her annual retainer paid to such Director for serving on the Board, but not including any fees paid to a Director for attending meetings of the Board or any committee of the Board or for serving as a chairperson of a committee of the Board. No such elections were made with respect to fees earned in 2009.

Benefits. Each non-employee Director is covered by the Company’s Director’s and officers’ liability insurance, as well as the Company’s travel accident insurance.

Share Ownership Guidelines. The Company has established share ownership guidelines for its non-employee Directors in order to further enhance alignment with shareholders. The share ownership guidelines require that each Director own at least 7,200 shares of the Company’s common stock. Shares owned directly by the Director, unvested restricted stock and RSUs, and stock units held in the Deferred Compensation Plan are counted toward satisfying the share ownership guideline for Directors. As of December 31, 2009, all of the non-employee Directors were in compliance with the share ownership guideline.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid		All Other
	in Cash	Stock Awards	Compensation	Total
Name	(1)	(2)	(3)	($)

Kathleen A. Dahlberg	$41,669	$29,998	$2,179	$73,846
Nicholas DeBenedictis	52,169	29,998	2,179	84,346
J. Robert Hall	57,669	29,998	2,179	89,846
Richard C. Ill	46,669	29,998	2,179	78,846
Ronald J. Naples	53,169	29,998	2,179	85,346
Richard L. Smoot	41,669	29,998	2,179	73,846
Lee C. Stewart	52,669	29,998	2,179	84,846

(1)	The amounts include the portion of annual retainer fees earned and paid, or to be paid, in cash as well as meeting fees and chairmanship fees earned and paid, or to be paid, in cash.

(2)	The amounts listed above reflect the fair market value for RSUs granted on May 1, 2009, the closing price of Glatfelter common stock was $9.23

(3)	Represents dividend equivalents paid to the non-employee Directors in 2009. The Directors earn dividend equivalents on their outstanding RSUs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview of Compensation Program Objectives and Design

The Compensation Committee of the Board of Directors (the “Committee”) approves the Company’s compensation philosophy and supervises the compensation program for the Named Executive Officers (“NEOs”) and other executives of the Company. The Committee has designed the Company’s compensation programs to attract, retain, motivate and reward the executives who are crucial to the success of our business. The Committee believes that compensation should reflect performance and should be fair, competitive and reasonable in light of a person’s responsibilities and experience and the overall profitability of the Company. The Committee believes that executive pay should vary according to the performance of the Company and that the best way to achieve these principles and objectives is by providing a mix of compensation programs that focus on long-term and short-term performance as well as progress in furthering the goals of the Company’s strategic plan. The Committee wants the interests of the Company’s executives to be aligned with the interests of the Company’s shareholders. As a result, the total compensation paid to the NEOs and other Company executives consists of several forms of compensation, including base salary, annual incentives, long-term incentives, limited perquisites, and benefits. Moreover, the Committee generally structures total compensation opportunities to target the 50th percentile of market levels, which, it believes, provides a competitive level of compensation relative to the Company’s industry and is consistent with its compensation philosophy. A significant portion of each NEO’s compensation opportunity consists of annual and long-term variable compensation that is contingent on the achievement of specific Company financial goals, reflects individual performance, and is designed to align the NEO’s interests with those of the Company’s shareholders. The opportunity to earn variable compensation is different for each NEO and generally increases commensurate with the NEO’s level of responsibility within the Company. In addition, the mix of annual and long-term incentive compensation varies among the NEOs in that the relative proportion of long-term incentive compensation is greater for greater levels of responsibility. Currently, the Company’s annual compensation is cash-based, while long-term compensation consists of equity-based awards. The Company does not have specific allocation goals between cash and equity-based compensation or between annual and long-term incentive compensation; instead, the Company relies on the process described below in its determination of compensation levels for each NEO.

While the Committee determines overall compensation strategy and policies for the NEOs other key executives and advisors and, except in the case of the CEO, approves their compensation, it seeks input from certain NEOs and other executives with respect to both overall guidelines and discrete compensation decisions. Specifically:

•	the Committee retains an external compensation consultant (“Consultant”) to provide independent advice, information, and analysis on executive compensation and benefits;

•	the Vice President of Human Resources and Administration works with the Committee and the Consultant to develop the design of compensation programs and decision-making frameworks for determining compensation levels;

•	the CEO and CFO provide background and recommendations to the Committee regarding the Company’s key financial objectives and metrics and performance against them;

•	compensation actions for NEOs other than the CEO are developed and recommended by the CEO, in consultation with the Vice President — Human Resources and Administration, and based on guidance received from the Consultant; and

•	the Company’s General Counsel and Secretary and the Company’s Human Resources staff provide legal and governance advice and other technical support to the Committee.

The NEOs noted above may, at the invitation of the Committee, attend portions of the Committee meetings; however, the Committee’s usual practice is to meet in executive session both alone and with the Consultant to reach final decisions about NEO compensation.

The compensation level for each NEO, except the CEO, is approved by the Committee after consideration of the specific recommendation of the CEO. In the case of the CEO, the Committee, with assistance from the Consultant, develops recommendations in executive session without the CEO or any other member of management in attendance, and then provides its recommendation to the independent members of the Company’s Board of Directors (the “Board”) for consideration and approval in executive session. All references to actions by the Committee with respect to setting the compensation of the NEOs shall mean, without further reference, that the Committee acts with respect to all NEOs except the CEO. Further, all references to actions by the Committee with respect to CEO compensation shall mean, without further reference, that the independent members of the Board have acted with respect to CEO compensation in accordance with the recommendation of the Committee.

The Committee has delegated to the Vice President, Human Resources and Administration authority to take certain administrative actions with respect to the Company’s incentive compensation plans and retirement and other benefit plans. Moreover, within the limits and guidelines specified in the Company’s approved incentive compensation plans, the CEO is authorized to determine incentive compensation for employees other than the NEOs and other officers of the Company, and, depending on the vehicle used for such incentive compensation, the amounts awarded by the CEO may be subject to terms and overall amounts approved by the Committee. The design and administration of pension, savings, welfare, and vacation benefit plans and practices generally are handled by Company’s Human Resources, Finance, and Legal employees, although the Committee retains authority for approving major design changes, material changes to benefits that affect the NEOs and other executive officers, and certain administrative decisions that affect executive officers.

The Committee has sole authority to retain and terminate any consultants directly assisting it. The Committee also has the sole authority to approve the fees and other engagement terms for its consultants. For 2009, the Committee retained Compensation Strategies, Inc. (“CSI”) as its Consultant. In preparation to establish fiscal year 2009 compensation, the Committee used CSI to assess the competitiveness of the executive compensation program, to make recommendations regarding the program design based on prevailing market practices and business conditions, to advise the Committee on: i) the level of each NEO’s compensation, ii) peer group composition, iii) incentive plan performance metric conventions and design, (iv) external trends and regulatory developments, (v) executive succession planning, and (vi) to conduct research and analysis directed by the Committee. The Consultant also performed an analysis of bonuses paid under the Company’s Management Incentive Program relative to the Company’s peer group and financial performance. Moreover, the Consultant continued to provide competitive market data on executive compensation during 2009 which was used to evaluate the overall competitiveness of the Company’s compensation program and to develop recommendations on the total compensation paid to NEOs and other executives of the Company. The Consultant attended portions of Committee meetings and regularly met in executive session with the Committee with no members of management present. the Consultant does not provide any other human resources, benefits, or related services to the Company, Committee, or Board of Directors.

During 2009, the Company also engaged Mercer Consulting (“Mercer”) to perform a competitive market assessment of the Company’s executive pension programs and design and to offer recommendations based on prevailing market practices. Mercer has periodically advised the Company on pension administration issues for the NEOs and other Company executives.

The Committee has established several practices to ensure the Consultant’s independence, candor, and objectivity. The Consultant is engaged by and reports directly to the Committee, frequently meets separately with the Committee with no members of management present, and consults with the Committee’s Chairman between meetings. At each meeting of the Committee, management reports to the Committee the fees paid for services performed by the Consultant, and the Committee approves annually the work plan and budget for the Consultant.

Determination of Compensation Levels

As indicated above, the Committee generally structures total compensation opportunities to target the 50th percentile of market levels, which, it believes, provides a competitive level of compensation relative to the Company’s industry. In order to determine the 50th percentile of market levels, the Committee reviews a market analysis of total compensation for similarly situated executives from peer group companies (as discussed further below) and other broader-based market compensation data that is prepared by the Consultant. This market analysis is performed annually with respect to the CEO and CFO positions and every other year with respect to remaining NEOs. However, if market compensation levels with respect to the CEO or CFO are found to have changed substantially during the off-years, a full review of total compensation for the CEO, CFO and the NEOs is conducted. For 2009, the review was scheduled to include only the CEO and CFO; however, due to the economic crisis that was experienced during 2009 and the impact of that crisis on economic growth and compensation levels, the Committee, on the recommendation of the Consultant, approved the expansion of the compensation review to include a review of the total compensation of all of the NEOs. Consistent with standard practices, due to the varying sizes of the companies included in the peer group companies, statistical analysis is used to normalize the market compensation data collected to reflect the relative annual revenues of the Company and each of the peer group companies. In determining appropriate individual compensation levels for the NEOs, the Committee considers the adjusted market compensation data and the NEO’s tenure, experience, and particular set of skills as well as the NEO’s and Company’s overall performance.

The annual revenues of the companies included in the Compensation Peer Group for 2009 ranged from approximately $260 million to $6.8 billion. Since the Company competes for executive talent with a broad range of companies and industries, the companies included in the Compensation Peer Group are not the same as those companies which are included in the Company’s performance graph in the Company’s Annual Report to Shareholders. A listing of the companies included in the Compensation Peer Group for 2009 and information on which of these companies are also included in the performance graph that appears in the Company’s Annual Report on Form 10-K, is provided below:

Performance
Graph
Compensation Peer Group	Peer Group

Abitibibowater, Inc.
Avery Dennison
Bemis Co. Inc.
Buckeye Technologies, Inc.	✓
Caraustar Industries, Inc.
CSS Industries, Inc.
Graphic Packaging Holding Co.
Greif, Inc.
Lydall, Inc.
Meadwestvaco Corp.
Nashua Corp.
Neenah Paper Co.	✓
Packaging Corp. of America
Potlach Corp
Rayonier, Inc.
Rock-Tenn Co.
Schweitzer-Mauduit International, Inc.	✓
Sonoco Products Co.
Wausau Paper Corp	✓

Base Salary

Although the Committee has structured the compensation of the NEOs such that a significant portion of each NEO’s compensation opportunity consists of annual and long-term variable compensation, it believes that reasonable, fixed, annual compensation appropriately meets the Company’s compensation objectives. The base salaries of the NEOs are reviewed and approved annually by the Committee, typically during the first quarter of the calendar year. Consistent with the Committee’s compensation philosophy, base salaries for the NEOs are generally targeted at the 50th percentile of the market. The Committee believes this compensation level is sufficient to achieve the objectives of the Company’s compensation program. In addition to assessing base salaries against comparable market data, in setting the annual base salary of each NEO, the Committee considers several factors, including salary recommendations from the CEO, the relative importance of the job to the Company, the external competitiveness of the NEOs’ total compensation packages, the nature and complexity of their job duties, the performance of the NEOs and the Company, as well as internal equity considerations. The Committee does not assign relative weightings to any of these factors. The Committee reviews base salaries annually, but may adjust salaries at any point during the year. The Committee does not necessarily adjust the NEOs’ base salaries each year.

During 2009, based on the recommendation of the CEO and the Committee’s independent assessment of market data and economic outlook, the Committee opted not to adjust the base salaries of the NEOs with the lone exception of an adjustment that the Committee, upon the recommendation of the CEO, approved to the base salary of a NEO which the Committee concluded was significantly below the 50th percentile of the market. The Committee adjusted that NEO’s salary 10% in 2009. Likewise, the Board, upon the recommendation of the Committee, opted not to adjust the base salary of the CEO. As a group, the NEOs’ base salaries remained slightly below the 50th percentile of the market during 2009.

For 2010, the Committee, after reviewing the current base salaries of the NEOs, has approved base salary increases for the NEOs ranging from 3% to 20% effective as of February 1, 2010. As a group, the NEOs’ adjusted base salaries remain slightly below the 50th percentile of the market for 2010.

Annual Incentives

The Committee believes that annual incentive awards, or bonuses, provide important performance incentives for the NEOs and other eligible Company executives and help to further the Committee’s compensation philosophy. The Company currently provides an annual incentive bonus opportunity to the NEOs under the Company’s Management Incentive Plan (the “MIP”). By design, the incentive bonuses, which NEOs are eligible to earn under the MIP, comprise a significant portion of the NEOs’ total compensation. Consistent with the Committee’s philosophy, the MIP is designed to ensure that incentive bonus awards represent at-risk compensation for the NEOs, to reward the achievement of corporate objectives that are pre-established by the Committee, and to provide incentive compensation that is competitive with the market for each position.

Each year the Committee approves a target bonus under the MIP for each NEO, expressed as a percentage of the NEOs’ base salaries with the exception of the CEO, whose target bonus is approved by the Board of Directors. The Committee generally establishes target bonuses for the NEOs at the 50th percentile of the competitive marketplace. However, given that the NEOs’ 2009 base salaries were below-market, their target bonuses, as a dollar amount, were also slightly below the 50th percentile of the market. For 2009, the Committee did not modify the target bonuses for any of the NEOs from the levels established during 2008. For 2010, target bonus percentages for the NEOs remain unchanged from 2009.

The following table sets forth targeted bonus levels for each NEO as a percentage of the NEO’s base salary:

	2009	2009 Target Bonus (as
Named Executive	Target	a percentage of 2009
Officer	Bonus	Base Salary)

Glatfelter	$528,640	80%
Jacunski	182,834	55
Parrini	328,266	65
Mukherjee	113,850	45
Rapp	166,890	45

Usually, in February each year, after the Company’s audited, consolidated, year-end financial results are available, the Committee confirms whether the pre-established MIP corporate performance metrics have been met and decides whether and, at what level, to award bonuses to the NEOs. As discussed further below, the amount ultimately received by the NEOs and other eligible executives is dependent on the extent of achievement of performance metrics established annually by the Committee for the MIP. The MIP provides that the Committee may, in its discretion, adjust any bonus earned by any NEO or other executive downward but the Committee does not have discretion to increase any bonus earned by any NEO or other executive.

In recent years, with the lone exception of 2009, the amount of a bonus has depended primarily on the Company’s achievement of profitability to judge the Company’s overall performance. For 2009, due to the uncertainty arising out of the global economic crisis, the Committee concluded that it was critical that the NEOs and other Company executives focus their attention and efforts on maximizing the Company’s cash flows while preserving the strength of the Company’s balance sheet and, to that end, adopted a MIP design which incorporated dual metrics: Operating Net Income (“ONI”) and Leverage Ratio. ONI consists of net income determined in accordance with United States’ generally accepted accounting principles (“US GAAP”) adjusted to exclude after-tax pension income or pension expense, gains from the sale of timberlands, legal defense costs associated with a significant environmental matter that is currently in litigation, the proceeds of a one-time tax credit and certain one-time costs which were associated with acquisitions. Leverage Ratio is defined as net debt divided by earnings, before interest, taxes, depreciation, amortization and net pension income/expense (“EBITDAP”). In 2009, The Committee weighted these metrics at 40% ONI and 60% Leverage Ratio.

As in past years, the Committee set the target level of ONI at the Company’s budgeted 2009 ONI. Likewise, the Committee set the target level of Leverage Ratio at a level which corresponded to the Company’s budgeted level of EBITDAP. In keeping with past practice, the Committee also incorporated a design feature in the 2009 MIP which required that the Company achieve a pre-established minimum level of performance for each MIP metric before any bonus would be earned by any eligible executive, including the NEOs, under the MIP (“Bonus Threshold Performance Level”). For 2009, the Bonus Threshold Performance Level was 80% of the targeted performance level for each MIP metric. In addition to this minimum performance requirement, the MIP design established by the Committee provided that no bonus under the MIP would be earned unless at least $16 million of ONI was achieved by the Company. Further, the Committee capped the aggregate bonuses payable under the 2009 MIP to all eligible executives, including the NEOs, at 8.6% of the Company’s 2009 ONI, on an after-tax basis (the “Aggregate Bonus Cap”), which is consistent with the amount of bonuses paid to eligible executives under the MIP over the most recent five-year period. Subject to the Aggregate Bonus Cap, targeted payment amounts for achievement of the Bonus Threshold Performance Level remained unchanged from prior years at 50% of the NEO’s target bonus levels, and achievement of the maximum performance level would result in bonus payments which would be equal to 200% of the NEO’s target bonus levels.

The following table summarizes the level of Company performance associated with each MIP metric and the corresponding target bonus level for the NEOs:

	Percent of targeted bonus
	50%	100%	200%

Performance metric (millions)
Operating Net Income	$19.0	$23.7	$33.2
Leverage Ratio	2.40	2.00	1.20

In 2009, the Company’s ONI totaled $37.2 million, EBITDAP totaled $125.2 million and adjusted net debt was $112.2 million resulting in a Leverage Ratio of 0.9x. Both ONI and Leverage Ratio were each above the maximum performance level, which, if no bonus cap were applicable, would have triggered a payout level for the NEOs at bonus level that was 200% of the NEOs’ bonus target level. However, due to the 8.6% ONI cap described above, the bonus payout level for the NEOs was reduced to 180% of the NEOs’ bonus target level.

The Committee believes the ONI and Leverage Ratio target levels were set at levels to sufficiently challenge the NEOs, meet the short term performance objectives of the Company and satisfy the Company’s compensation objectives. The following table summarizes target bonus opportunities for 2009 as a percent of base salaries:

	Target Bonus
	Range (Percent of
MIP Performance Level	Base Salary)

Minimum (50% of performance target)	22.5	To	40.0
Target (100% of performance target)	45.0	To	80.0
Maximum (200% of performance target)	90.0	To	160.0

The ranges set forth above are based on advice received from the Consultant regarding market practices. All payments to the NEOs under the MIP are based entirely on actual ONI and Leverage Ratio performance of the Company; no portion of the MIP payment is based on individual performance of each NEO. However, the Committee has the authority to reduce payments under the MIP based on the Committee’s assessment of individual performance during the year, with the approval of the independent members of the Board of Directors in the case of the CEO. No such reductions were made for 2009.

For 2010, the Committee has adopted a MIP design which incorporates the following two metrics: ONI and Free Cash Flow for all NEOs under the MIP including the leaders of the Company’s business units. ONI will, again, consist of net income determined in accordance with United States’ generally accepted accounting principles (“US GAAP”) adjusted to exclude certain items as determined by the

Committee. Free Cash Flow will consist of operating cash flows minus capital expenditures. These metrics will be weighted 80% ONI and 20% Free Cash Flow. The target performance level of ONI has been set at a level which accounts for the additional net income that is expected to be realized from the Company’s recent acquisition of Concert Industries; the target performance for ONI is established slightly higher than the Company’s 2010 budget to encourage management to successfully integrate that acquisition. Likewise, the target performance level of Free Cash Flow has been set at the Company’s budgeted level of Free Cash Flow. Target bonus percentages for the NEOs remain unchanged from 2009 and payment amounts for achievement of the threshold performance levels will remain unchanged at 50% of the target opportunities, and achievement of the maximum performance level would result in payments equal to 200% of the target opportunities.

Long-Term Incentives

Over the long term, the Committee believes that executive compensation should be substantially linked with corporate performance and shareholder value creation. The Committee believes that long-term compensation provides strong incentives for executives to improve the Company’s long-term performance, deliver value to its shareholders and remain employed by the Company. It also helps to retain the Company’s executives. Accordingly, again generally targeting the 50th percentile of the competitive marketplace, and with advice from the Consultant, the Committee determines annually the amount of long-term compensation that will be granted to executives under the Company’s shareholder approved Amended and Restated Long Term Incentive Plan (“LTIP”). The Committee also reviews on an annual basis the appropriateness and relative weightings of the long-term incentive compensation vehicles available under the LTIP. Most recently in 2008, the Committee supported a cash component of long-term incentive compensation. The cash LTIP (“cash LTIP”) component was intended to provide performance-based cash awards to eligible executives if the Company achieved preset financial targets by the end of a specified multi-year period and to reduce the number of shares of Company stock that are required to be issued under the LTIP. Accordingly, the 2008 cash LTIP will provide cash payments to eligible executives of the Company following the close of a three-year period ending with fiscal year 2010 if certain pre-set ONI and Return on Capital Employed goals are reached. The ONI portion of the cash LTIP represents 40% of the total award, while the remaining 60% is dependent on the Company’s Return on Capital Employed performance. The target performance goals are consistent with the Company’s long-term strategic objectives and, in the Committee’s opinion, represent reasonably aggressive performance levels. Target opportunities for the NEOs range from $59,290 to $319,000. Payment amounts for achievement of the threshold performance levels would equal 50% of the target opportunities, and achievement of the maximum performance levels would result in payments equal to 150% of the target opportunities. The Company’s performance against the established targets is measured over a three-year period, not on an annual basis. Therefore, the Committee will not be in a position to measure the Company’s performance against these targets until the end of the Company’s 2010 fiscal year.

As a result of the uncertain impact of the global economic crisis that continued during 2009, the Committee concluded that setting multi-year financial performance targets for the Company was too speculative, and that it was appropriate to temporarily suspend the cash LTIP. To that end, the Committee designed the 2009 long-term incentive program to consist exclusively of equity-based compensation in the form of restricted stock units (“RSUs”) and stock-only stock appreciation rights (“SOSARs”). Moreover, the 2009 design which was approved by the Committee provided that RSUs would constitute approximately 20% of each NEO’s incentive compensation opportunity under the program and that SOSARs would constitute approximately 80% of the incentive compensation opportunity. While the Committee believed that this relative weighting of RSUs and SOSARs provided an appropriate long — term incentive compensation opportunity for the NEOs given the economic conditions and outlook at that time, the Committee has not ruled out reinstating the cash LTIP in future periods as economic conditions stabilize.

RSUs. The Committee, on an annual basis, grants RSUs under the LTIP to certain of the Company’s executives with each grant vesting over a five-year period. The number of RSUs granted to the NEOs during 2009 ranged from 4,215 to 14,820, depending on the position of the NEO and information provided by the Committee’s external compensation consultant regarding competitive market compensation practices for each NEO. Each grant recipient of RSUs receives cash payments equal to the dividends paid on an equivalent number of shares of the Company’s common stock. RSUs vest ratably, with one-third of the units vesting on the third, fourth, and fifth anniversaries of each grant. Upon full vesting of each grant of RSUs, the units are converted to shares of the Company’s common stock at a 1:1 ratio, and those shares are transferred to the RSU grant recipient. RSU grants made by the Committee in 2004, 2005 and 2006 either vested or resulted in the payment of dividend equivalent payments to the NEOs in 2009, as indicated in the Summary Compensation Table.

SOSARs. The Committee, also on an annual basis, grants SOSARs under the LTIP to certain of the Company’s executives. SOSARs are intended to directly link executive compensation to the interests of shareholders through awards which have a value that is entirely dependent on appreciation in the Company’s stock price from the date the awards are granted. The SOSARs granted to the NEOs during 2009 ranged from 68,060 to 262,680 depending on the position of the NEO and information provided by the Committee’s external compensation consultant regarding competitive market compensation practices for each position. The SOSARs granted by the Committee during 2009 had an exercise price equal to the Company’s closing common stock price on the date of grant, or $9.91, have a ten-year expiration term, and vest ratably, with one-third of the SOSARs vesting on the first, second, and third anniversaries of the date of grant. This vesting schedule ensures that recipients remain employed with the Company for an appropriate length of time prior to being able to exercise the SOSARs. Upon exercise of a vested SOSAR, the executive will receive shares of Company common stock with a value equal to the appreciation of the Company’s common stock from the date of grant. The re-pricing of SOSARs is not permitted under the LTIP.

Based on its assessment of the competitive market practices and data, the Committee believes that a mix of RSUs and SOSARs provides an appropriate and competitive balance of performance-based and time-vested compensation.

Stock Options. Once a popular compensation tool, stock options grant the holder the right to buy stock of a company at a fixed price for a fixed exercise period. Like SOSARs, stock options reward executives if the Company’s stock price rises. Stock options provide no value if the stock price stays flat or goes down. In past years, the Committee had regularly granted nonqualified stock options to Company’s executives and other key employees to align the interests of the employees with those of the Company. However, in response to recent changes in the accounting rules governing the treatment of the cost of granting options, the Committee has not granted options to any of the NEOs or other key executives since 2004 but several NEOs still hold unexpired options that were granted in prior periods. Those stock options were also granted with an exercise price equal to the closing price of Company stock on the grant date. The Company does not reprice stock options.

For 2010, the LTIP will continue to include RSUs and SOSARS, with RSUs again representing 20% and SOSARs representing 80%, of each NEO’s total long-term incentive. Due to the continuing uncertainty in the global economy, the Committee elected to continue the suspension of the cash LTIP for 2010. The number of RSUs granted to the NEOs on March 3, 2010 ranged from 2,020 to 8,190 for the NEOs, depending on the position of the NEO and information provided by the Committee’s compensation consultant regarding competitive market practices for each position. The SOSARs granted to the NEOs on March 3, 2010, ranged from 25,300 to 102,500 for the NEOs, depending on the position of the NEO and information provided by the Committee’s compensation consultant regarding competitive market practices for each position. The SOSARs had an exercise price equal to the Company’s closing common stock price on the date of grant, or $13.95.

Based on market information provided by the Consultant, the Committee continues to believe this mix of equity based compensation, at the relative weightings discussed above, provides the appropriate balance of performance-based and retention-based grants.

In recent years it has been the Committee’s practice to consider recommendations for equity-based grants to the NEOs and certain other key executives of the Company at its meeting that occurs in March of each year. If such equity-based grants are approved by the Committee, the Committee then recommends to the Board of Directors that it approve those grants at the March meeting of the Board of Directors. However, in 2009, the Committee deviated from its normal schedule for approving equity grants as a result of management’s determination in late 2008 that there would likely be an insufficient number of shares available under the LTIP to support equity-based grants to the NEOs and other key executives. Therefore, the approval of any grants was deferred until after the Company’s shareholders approved an increase in the number of shares of common stock available for awards under the LTIP. On April 29, 2009, the Company’s shareholders, on the recommendation of the Board, approved an increase in the number of shares available for grant under the LTIP and the Committee and the Board subsequently approved equity-based grants of RSUs and SOSARs to NEO’s and certain other key executives on May 5, 2009.

Other Equity Ownership Policies

The Company has established several policies for its NEOs and certain other executives of the Company in order to reinforce the importance of aligning the financial interests of executives and shareholders, and that impose certain controls and restrictions on the ability of an executive officer to buy or sell securities.

Executive Share Ownership Guidelines

The Company’s executives historically have held a significant portion of their personal wealth in the form of the Company’s common stock (or RSUs, stock options, or SOSARs that mirror the performance of the Company’s common stock). The Committee believes it is important to require the Company’s senior executives, including the NEOs, to meet minimum stock ownership guidelines (the “Executive Share Ownership Guidelines”). These guidelines were established in 2002 and updated in 2009; the minimum stock ownership targets reflect a stock price valuation of approximately $13.00 (the closing price on the date that the guidelines were initially adopted) and the base salary at the time the individual became subject to the guidelines. The Committee expresses these guidelines in terms of the value of equity holdings as a multiple of each senior executive’s base salary. Depending on the executive’s position, the Executive Share Ownership Guidelines require the executive to own a sufficient number of shares of Company stock having a market value that ranges in value from 1 times to, in the case of the CEO, 4 times the senior executive’s base salary.

Equity interests that count toward satisfaction of the Executive Share Ownership Guidelines include shares owned outright by the executive, or his or her spouse and dependent children, vested and unvested RSUs, shares held in a Section 401(k) or deferred compensation account, and 50% of any appreciation on either unexercised vested stock options or SOSARs. Newly hired or promoted executives have up to five years from the time that the executive became subject to the Executive Share Ownership Guidelines to meet the applicable guideline. The Committee may reduce future long-term incentive awards for any executive who fails to meet the Executive Share Ownership Guidelines, depending on the circumstances. Each year, the Committee reviews whether the Company’s executives meet the Executive Share Ownership Guidelines. As of December 31, 2009, all NEOs were either in compliance with the applicable guideline for their position or were on track to satisfy their applicable guideline within the allotted period.

	Ownership
	Guideline
	(Market
	value relative
	to Starting			# of Shares
	Base		# of Shares	currently
Name	Salary)		Required	held

Glatfelter	4	X	146,500	160,894
Jacunski	2	X	30,400	42,001
Parrini	3	X	53,700	68,078
Mukherjee	1	X	16,300	18,022
Rapp	1	X	22,800	14,485

Blackout Periods and Pre-Clearance of Securities Transactions. The Company’s Code of Business Conduct and Insider Trading Policies prohibit certain employees, including all of the NEOs, from purchasing or selling the Company’s securities beginning on the first business day of the last month of each calendar quarter until the second business day after the Company releases its earnings for the quarter. The Company may also impose additional blackout periods on its executives due the availability of material, non-public information regarding the Company’s securities. In addition, the Company requires certain employees, including all of the NEOs, to pre-clear purchase or sale transactions involving the Company’s stock or securities, including stock option and SOSARs exercises. The Committee regularly reviews the list of Company “Insiders” who are subject to these trading restrictions.

Change in Control Arrangements

The Company has entered into Change-in-Control Employment Agreements with each of the NEOs, as well as certain other executives of the Company, the terms of which are discussed on pages 35 to 40 of this proxy statement. Generally, these agreements provide for severance and other benefits to be paid to executives upon a qualifying change of control (as defined in the agreements), including an amount to cover applicable excise taxes imposed under the Code. The Committee intends that these arrangements will serve as an incentive for executives to act in the interest of shareholders during a takeover, despite the risk of losing their jobs. Potential payments under these arrangements do not directly impact the yearly decisions made regarding other elements of executive compensation. The Company’s equity grant agreements outline the terms and conditions for the acceleration of equity vesting when a change in control occurs.

In the wake of general marketplace and shareholder concerns about executives potentially earning undue benefits that take effect after mergers and acquisitions, the Committee, in March 2009, directed that all subsequent grants of RSUs and SOSARs made to the NEOs and other eligible executives incorporate “double trigger” change of control provisions. In general, a single trigger provision provides that accelerated vesting of equity awards would occur in the event of a change of control irrespective of a corresponding termination. A double trigger provision, by contrast, only accelerates vesting in the event of a change of control and in the event that the executive is terminated without “Good Cause” or quits with “Good Reason” (as those terms are defined in the applicable agreement). As a result, vesting of RSUs or SOSARS that are granted after March 2009 and that have been held for at least six months will accelerate vesting only upon such a termination that occurs within two years of a change-in-control event. The Committee believes that the incorporation of the double trigger provision will ensure continuity of management during mergers and acquisitions and assist with attracting and retaining key executives, ultimately benefitting shareholders.

Post-Employment Compensation

The Company provides post-employment compensation to its executives, including the NEOs, under the Company’s qualified pension plan for salaried employees (collectively the “Pension Plan”). Compensation that is paid under the Pension Plan is subject to legal limits specified in the Code. The Committee believes that offering post-employment compensation allows the Company to attract, retain, recruit and motivate qualified employees and executives in the current competitive marketplace. To that end, the Committee has established a non-qualified Supplemental Executive Retirement Plan (SERP) consisting of two post-employment benefits for certain NEOs and other executives who have been nominated by the Company and approved by the Committee to participate in this plan. The first benefit available under the SERP, referred to as the “Restoration Pension Benefit” provides those executives whose benefits under the Pension Plan may be reduced due to legal limits applicable to qualified pension plans under the Code with a supplemental pension benefit, which will restore the portion of the pension benefit that was earned under the Pension Plan that cannot be paid from the Pension Plan due to the legal limits provided in the Code. Eligible executives may receive the Restoration Pension Benefit as an annuity or as a lump sum, depending on the value of the benefit at the time the executive terminates employment with the Company. Effective February 10, 2010, the Committee approved a revision to the Restoration Pension Benefit which revised the procedure for approval of the executives who will be eligible for this benefit. Subject to approval of the Committee, executives will generally be eligible for the Restoration Pension Benefit if they have at least one year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.

The second post-employment benefit available under the SERP is referred to as the Final Average Compensation or “FAC” Pension. The FAC Pension pays a monthly pension benefit equal to a designated percentage of the executive’s average compensation over the 5 years immediately preceding his retirement, offset by an equivalent value of the participant’s benefits under the Pension Plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including the Restoration Pension. The FAC Pension is payable following the executive’s retirement on or after age 55 in the form of an annuity or a lump sum, depending on the value of the benefit at the time it is scheduled to commence. If the FAC Pension is payable prior to age 62, the monthly amount of the benefit is reduced to reflect its early commencement. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse in the event of the participant’s death before the FAC Pension commences. Pursuant to transition rules under Section 409A of the Code, in 2008, participants in the FAC Pension were afforded a one-time opportunity to elect to have their FAC pensions paid as a lump sum. Currently, only the CEO and the COO are eligible for the FAC Pension and each has elected, under the transition rule, a lump sum distribution of their FAC Pension.

The Committee has also established a Supplemental Management Pension Plan (“SMPP”) consisting of two benefits. The first benefit, known as the MIP Adjustment Supplement is a historic restoration benefit that currently benefits none of the NEOs. Prior to 2005, the Company’s MIP included a deferral feature by which MIP recipients could defer payment of all or a portion of their MIP bonuses. That deferral feature was eliminated for MIP bonuses paid after 2005. However, under the Company’s Pension Plan, a deferred MIP bonus was not considered as part of pensionable compensation under the terms of the Pension Plan. The MIP Adjustment Supplement was intended to restore the MIP deferral to pensionable compensation under the Pension Plan and pays the difference, if any, between the benefit earned by the employee under the Pension Plan and the benefit that the executive would have earned had the MIP bonus not been deferred and therefore eligible for inclusion as part of pensionable earnings. The MIP Adjustment Supplement benefits a smaller number of employees each year because (i) the MIP Adjustment Supplement is currently not available to any executive who receives a benefit under the Company’s SERP, and (ii) the Pension Plan’s final average compensation formula takes into account a participant’s five full consecutive years of employment in which his pensionable compensation was the highest. Prior to its elimination, the CEO deferred a portion of his prior MIP bonuses under this deferral feature. Since no MIP deferrals have been permitted since 2005, however, none of the other NEOs have or are eligible to benefit from this feature and the Company anticipates that the need for the MIP Adjustment Supplement will soon end. The second benefit, known as the Early Retirement Supplement, is available to certain management and executive employees, who are not eligible for the FAC Pension under the SERP, who retire from employment with the Company on or after age 55 but prior to age 65, normal retirement age under the Company’s tax-qualified Pension Plan. The Pension Plan permits a participant who retires early to receive a reduced monthly early retirement pension that begins immediately following retirement, or to postpone commencement of the pension until a later date, but not later than normal retirement age. If the participant agrees to postpone commencement of his or her Pension Plan pension until at least 36 months following early retirement (or, if earlier, until his or her normal retirement date following attainment of age 65) (the “Deferred Pension Plan Commencement Date”), then the Early Retirement Supplement will pay a supplemental benefit during the postponement period. The Early Retirement Supplement is equal to the monthly amount of the Pension Plan pension (or the sum of the Pension Plan pension and the Restoration Pension under the SERP, if applicable) payable on the Deferred Pension Plan Commencement Date in the form of a single life annuity. The benefit begins on the first day of the month on or next following early retirement and continues for 36 months (or until normal retirement date) when the deferred Pension Plan pension begins to be paid. There is a limited benefit payable for the surviving spouse if the participant dies before the end of the 36 month payment period.

Perquisites

Perquisites are offered by the Company to certain NEOs and other executives on a limited basis in order for the Company to remain competitive with the market and to attract and retain highly qualified executive talent. The most recent perquisite market analysis was performed in 2008. The Committee believes that perquisites should be a minimal part of executive compensation. The principal perquisites that the Company may provide to certain of its executives include, in the United States, dining and country club memberships and in Europe, a car allowance. From time to time, the Company may provide additional perquisites to an executive officer on an isolated basis. The Company values perquisites based on their incremental cost to the Company. Detail on perquisites offered to the NEOs can be found in the Summary Compensation Table.

Deductibility of Executive Compensation

Certain awards made under the LTIP and the 2005 Management Incentive Plan will qualify as performance-based compensation that will be exempt from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Code. However, while the Committee has established procedures to help maximize tax deductibility, in order to design compensation programs that address the Company’s needs, the Committee has not established a policy that requires that all executive compensation be exempt from the limitations on business deductions provided in Section 162(m) of the Code, as amended. The Committee expects that all 2009 MIP bonus payments or any compensation received by Company executives from the exercise of stock options or SOSARs will be exempt from the Section 162(m) deduction limitation as performance-based compensation.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 18 through 25 of this proxy statement (the “Compensation Discussion and Analysis”) with the management of the Company.

Based on the review and discussions describe above, the Compensation Committee has recommended to the Company’s Board that the Company’s Compensation Discussion and Analysis be included in the Company’s proxy statement for the Annual Meeting.

The information disclosed in the Company’s Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

The Compensation Committee of the Board of Directors of P. H. Glatfelter Company.

Ronald J. Naples (Chair)
Kathleen A. Dahlberg
Nicholas DeBenedictis
Richard L. Smoot
Lee C. Stewart

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2009 other than the Chief Executive Officer and the Chief Financial Officer.

						Change in
						Pension Value
						and Non
					Non-Equity	Qualified
			Stock	Option	Incentive	Deferred Comp	All Other
Name and Principal			Awards	Awards	Plan Comp	Earnings	Compensation
Position	Year	Salary	(1)	(2)	(3)	(4)	(5)	Total

George H. Glatfelter II	2009	$660,800	$146,866	743,384	951,552	1,659,000	34,640	4,196,242
Chairman & Chief	2008	654,600	122,304	239,940	642,660	151,719	45,778	1,857,001
Executive Officer	2007	579,085	176,137	508,512	295,000	648,915	43,968	2,251,617

John P. Jacunski	2009	332,426	62,136	286,311	329,102	24,000	13,396	1,047,371
Senior Vice President &	2008	329,458	51,475	101,370	222,272	14,000	13,943	732,518
Chief Financial Officer	2007	291,509	84,291	212,578	108,884	7,000	12,140	716,402

Dante C. Parrini	2009	505,025	104,154	479,713	590,879	239,000	30,394	1,967,749
Executive Vice	2008	498,011	86,534	170,227	399,073	86,000	38,045	1,277,910
President & Chief	2007	409,164	122,738	365,116	182,461	99,000	27,842	1,187,737
Operating Officer

Debabrata Mukherjee	2009	251,083	45,982	211,882	204,930	37,000	7,538	758,415
Vice President & General Manager
Specialty Papers Business Unit

Martin Rapp(6)	2009	359,688	38,253	160,999	300,402	107,000	16,477	984,578
Vice President & General Manager	2008	377,476	29,165	57,251	168,126	41,000	23,741	696,759
Composite Fibers Business Unit	2007	337,138	25,504	122,768	108,512	191,000	18,217	803,139

(1)	The amounts reflect the fair market value of RSUs granted on May 5, 2009, March 5, 2008 and March 3, 2007. The method used to calculate these amounts is indicated in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. RSUs earn dividend equivalents, with payment made on the payment date for dividends declared on the Company’s common stock.

(2)	The amounts reflect the dollar value recognized, in accordance with the Financial Accounting Standards Board Accounting Standards Codification “FASB ASC”, for financial statement reporting purposes during 2009 and 2008 and 2007. The method used to calculate these amounts is indicated in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

	2009	2008	2007

			March	December

Dividend yield	3.63%	2.68%	2.26%	2.44%
Risk-free rate of return	2.26	3.69	4.50	4.06
Volatility	40.59	31.90	32.80	31.81
Term	6 years	6 years	6 years	6 years

(3)	The 2009, 2008 and 2007 amounts reflect cash payments under the Company’s 2005 Management Incentive Plan (the “MIP”). See discussion of the MIP in the Compensation Discussion and Analysis on page 20-22 of this proxy statement.

(4)	For each of the named executive officers other than Mr. Glatfelter, the amounts reflect the actuarial increase in the present value of such named executive officer’s benefits under all pension plans established by the Company determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the NEOs may not be currently entitled to receive because such amounts are not vested. For Mr. Glatfelter, the 2009 amount represents a $1,659,000 actuarial increase in the present value of his benefits under all pension plans established by the Company and $0 of above-market interest earned on deferred compensation. The 2008 amount represents a $150,000 actuarial increase in the present value of his benefits under all pension plans established by the Company and $1,719 of above-market interest earned on deferred compensation. The 2007 amount represents a $645,000 actuarial increase in the present value of his benefits under all pension plans established by the Company and $3,915 of above-market interest earned on deferred compensation. Mr. Glatfelter’s deferred compensation is credited quarterly with interest based on the prime rate at Morgan Guaranty Trust Company of New York. Above market interest was calculated by subtracting the interest Mr. Glatfelter’s deferred compensation would have earned in a given year if the rate of interest was equal to 120% of the applicable long-term federal rate for such year with compounding from the actual interest earnings credited to such deferred compensation in such year.

(5)	Other compensation includes the following:

	401(k)	Perquisites	RSU	Other
	Match	(i),(ii)	Dividends	(iii)	Total

2009
Glatfelter	$1,509	$—	$29,506	$3,625	$34,640
Jacunski	4,125	—	9,271	—	13,396
Parrini	4,528	7,884	17,982	—	30,394
Mukherjee	3,311	—	4,227	—	7,538
Rapp	—	12,553	3,924	—	16,477

i.	The amount included in the “Perquisites” column for Mr. Parrini represents country and dining club dues paid in 2009, by the Company.

ii.	The amounts included in the “Perquisites” column for Mr. Rapp represents a car allowance paid for by the Company.

iii.	The amount included in the “Other” column for Mr. Glatfelter consists of $3,600 in annual salary which Mr. Glatfelter receives for serving as President and Chairman of Glatfelter Pulpwood Company and an annual $25 payment made by the Company for Mr. Glatfelter’s membership in the Company’s Quarter Century Club. This Club consists of Company employees and retirees who have been continuously employed by the Company for 25 or more years. The amount included for Mr. Rapp in the other column for 2007 represents life insurance policy premiums which are paid by the Company on behalf of Mr. Rapp.

(6)	Mr. Rapp’s cash compensation is paid in Euros (€). Amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2009 or 1.3968 $/€. Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was €257,839, €246,034 and €99,206 for 2009, 2008, and 2007, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards in 2009:

					All Other	All Other
					Stock Awards:	Option	Exercise
					Number of	Awards:	or Base	Grant Date
					Shares of	Number of	Price of	Fair Value
		Estimated Possible Payouts Under Non-			Stock or	Securities	Option	of Stock
		Equity Incentive Plan (1)			Units	Underlying	Awards	and Option
Name	Grant Date	Threshold	Target	Maximum	(2)	(3)	($/Share)	Awards

Glatfelter	02/17/10	$264,320	$528,640	$1,057,280	—	$—	$—	$—
	05/05/09	—	—	—	14,820	—	—	146,866
	05/05/09	—	—	—	—	262,680	9.91	743,384

Jacunski	02/17/10	91,417	182,834	365,668	—	—	—	—
	05/05/09	—	—	—	6,270	—	—	62,136
	05/05/09	—	—	—	—	101,170	9.91	286,311

Parrini	02/17/10	164,133	328,266	656,532	—	—	—	—
	05/05/09	—	—	—	10,510	—	—	104,154
	05/05/09	—	—	—	—	169,510	9.91	479,713

Mukherjee	02/17/10	56,925	113,850	227,700	—	—	—	—
	05/05/09	—	—	—	4,640	—	—	45,982
	05/05/09	—	—	—	—	74,870	9.91	211,882

Rapp	02/17/10	83,445	166,890	333,780	—	—	—	—
	05/05/09	—	—	—	3,860	—	—	38,253
	05/05/09	—	—	—	—	56,890	9.91	160,999

(1)	The amount shown represent awards under the Company’s Management Incentive Plan. Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown. For 2009, the Company’s operating net income resulted in a MIP payment equal to 180% of target. See discussion in Compensation Discussion and Analysis beginning on page 18 of this proxy statement.

(2)	The amounts shown reflect grants of RSUs to the named executive officers under the Plan.

(3)	The amounts shown reflect grants of SOSARs to the named executive officers under the Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards as of December 31, 2009:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)

						Stock Awards
						Stock			Market Value of
			Option		Option	Award	Number of Shares or		Shares or Units of
			Exercise		Expiration	Grant	Units of Stock That		Stock That Have
Name	Exercisable	Unexercisable	Price		Date	Date	Have Not Vested( #)		Not Vested (4)

G. H. Glatfelter II	79,000	—	$15.47		12/17/11	6/7/06	8,700	(1)	$105,705
	63,600	—	13.70		12/16/12	3/7/07	7,300	(2)	88,695
	34,267	17,133	15.94	(5)	03/07/17	3/7/07	1,250	(3)	15,188
	39,733	19,867	14.78	(6)	12/19/17	3/5/08	9,100	(2)	110,565
	21,500	43,000	13.44	(7)	03/05/18	5/5/09	14,820	(2)	180,063
	—	262,680	9.91	(8)	05/05/19

J. P. Jacunski	14,333	7,167	15.94	(5)	03/07/17	6/7/06	2,533	(1)	30,775
	16,600	8,300	14.78	(6)	12/19/17	3/7/07	3,100	(2)	37,665
	9,084	18,166	13.44	(7)	03/05/18	3/7/07	729	(3)	8,857
	—	101,170	9.91	(8)	05/05/19	3/5/08	3,830	(2)	46,535
						5/5/09	6,270	(2)	76,181

D. C. Parrini	15,900	—	12.95		12/18/10	6/7/06	4,533	(1)	55,076
	26,400	12,300	15.94	(5)	03/07/17	3/7/07	5,200	(2)	63,180
	28,533	14,267	14.78	(6)	12/19/17	3/7/07	833	(3)	10,121
	15,254	30,506	13.44	(7)	03/05/18	3/5/08	6,440	(2)	78,246
	—	169,510	9.91	(8)	05/05/19	5/5/09	10,510	(2)	127,696

D. Mukherjee	6,467	3,233	15.94	(5)	03/07/17	6/6/06	1,167	(1)	14,179
	7,467	3,733	14.78	(6)	12/19/17	3/7/07	1,200	(2)	14,580
	3,990	7,980	13.44	(7)	03/05/18	3/7/07	313	(3)	3,803
	—	74,870	9.91	(8)	03/05/19	3/5/08	1,680	(2)	20,412
						5/5/09	4,640	(2)	56,376

M. Rapp	8,267	4,133	15.94	(5)	03/07/17	8/1/06	1,733	(1)	21,056
	9,600	4,800	14.78	(6)	12/19/17	3/7/07	1,600	(2)	19,440
	5,130	10,260	13.44	(7)	03/05/18	3/5/08	2,170	(2)	26,366
	—	56,890	9.91	(8)	03/05/19	5/5/09	3,860	(2)	46,899

(1)	Represents RSUs which vest ratably, with one third of the units vesting on each December 31st of the second, third and fourth full year after the RSUs are awarded, with all shares delivered at the time of final vesting.

(2)	Represents RSUs which vest ratably, with one third of the units vesting on the third, fourth and fifth anniversaries of the grant date of the RSUs, with all shares delivered at the time of final vesting.

(3)	Represents RSUs which vest ratably, with one third of the units vesting on the first, second and third anniversaries of the grant date of the RSUs, with all shares delivered at the time of final vesting.

(4)	Calculated based on the closing price of the Company’s common stock on December 31, 2009 ($12.15).

(5)	Represents SOSARs granted on March 7, 2007 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 22 of this proxy statement.

(6)	Represents SOSARs granted on December 19, 2007 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 22 of this proxy statement.

(7)	Represents SOSARs granted on March 3, 2008 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 22 of this proxy statement.

(8)	Represents SOSARs granted on May 5, 2009 which vest ratably, with one third of the grant vesting on the first, second and third anniversaries of the grant date of the SOSARs. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 22 of this proxy statement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning options exercised and stock vested during fiscal 2009:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting		Vesting

G. H. Glatfelter II	—	$—	48,200	(1)	$585,630
J. P. Jacunski	—	—	12,426	(2)	150,976
D. C. Parrini	—	—	25,534	(3)	310,238
D. Mukherjee	—	—	5,058	(4)	61,458
M. Rapp	—	—	3,467	(5)	42,124

(1)	Represents 28,300 shares, the final tranche of an award granted on March 9, 2005, and which lapsed and was paid out on December 31, 2009, 17,400 shares that vested on December 31, 2009, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010, and 2,500 shares that vested on March 7, 2009, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on March 7, 2010.

(2)	Represents 5,900 shares, the final tranche of an award granted on March 9, 2005, and which lapsed and was paid out on December 31, 2009, 5,067 shares that vested on December 31, 2009, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010, and 1,459 shares that vested on March 7, 2009 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on March 7, 2010.

(3)	Represents 14,800 shares, the final tranche of an award granted on March 9, 2005, and which lapsed and was paid out on December 31, 2009, 49,067 shares that vested on December 31, 2009, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010, and 1,667 shares that vested on March 7, 2009 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on March 7, 2010.

(4)	Represents 2,100 shares, the final tranche of an award granted on March 9, 2005, and which lapsed and was paid out on December 31, 2009, 2,333 shares that vested on December 31, 2009, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010, and 625 shares that vested on March 7, 2009 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on March 7, 2010.

(5)	Represents 3,467 shares that vested on December 31, 2009 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010

(6)	Represents 14,000 shares, the final tranche of an award granted on March 9, 2005, and which lapsed and was paid out on December 31, 2009, 3,600 shares that vested on December 31, 2009 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010 and 1,042 shares that vested on March 7, 2009 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on March 7, 2010 .

PENSION BENEFITS

The following table sets forth information concerning pension benefits during fiscal year 2009.

				Present Value
		Number of Years		of Accumulated	Payments During
		Credited Services		Benefit	Last Fiscal Year
Name	Plan Name	(#)		($)(1)	($)

G. H. Glatfelter II	Pension Plan	33		790,000	—
	SERP	33		4,501,000	—
J. P. Jacunski	Pension Plan	6		56,000	—
	SMPP	6		22,000	—
D. C. Parrini	Pension Plan	12		137,000	—
	SERP	12		549,000	—
D. Mukherjee	Pension Plan	12		82,000	—
	SMPP	12		33,000	—
M. Rapp	Pension Plan	N/A		N/A	N/A
	Contractual Agreement	7	(2)	339,0002	—

(1)	Mr. Glatfelter’s present value calculation is based on a 6.3% discount rate for the SERP and a 6.2% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2010, age 62 retirement, and no pre-retirement decrements. Mr. Jacunski’s present value calculation is based on a 5.9% discount rate for the SMPP and a 6.2% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2010, age 62 retirement for the SMPP and age 65 retirement for the Pension Plan, and no pre-retirement decrements. Mr. Parrini’s present value calculation is based on a 6.3% discount rate for the SERP and a 6.2% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2010, age 62 retirement for the SERP and age 65 retirement for the Pension Plan, and no pre-retirement decrements. Mr. Mukherjee’s present value calculation is based on a 5.9% discount rate for the SMPP and a 6.2% discount rate for the Pension Plan, a 0% postretirement COLA rate, RP-2000 mortality projected to 2010, age 62 retirement, and no pre-retirement decrements. Mr. Rapp’s present value calculation is based on a 5.9% discount rate, a 2% postretirement COLA rate, Heubeck Richtafeln 2005G mortality, age 65 retirement, and no pre-retirement decrements

(2)	Mr. Rapp’s years of credited service include four years of pre-participation service that were granted under his contractual agreement. The portion of the present value of Mr. Rapp’s accumulated benefit attributable to this four-year service credit is $194,000.

As of December 31, 2009, only Messrs. Glatfelter and Parrini were eligible for the FAC Pension (in addition to the qualified pension plan). Messrs. Jacunski and Mukherjee were eligible for the Early Retirement Supplement (in addition to the qualified pension plan). Mr. Rapp was eligible for a pension benefit as stipulated under his employment agreement. A description of the various plans follows.

What employee retirement plans has the Company established for Directors and Executive Officers?

SERP
	Pension		FAC
	Plan	Restoration	Pension	SMPP

G. H. Glatfelter II	√	√	√
J. P. Jacunski	√			√
D. C. Parrini	√	√	√
D. Mukherjee	√			√
M. Rapp

As of December 31, 2009, all of the NEOs except Mr. Rapp were eligible for the P. H. Glatfelter Company Retirement Plan for Salaried Employees (the “Qualified Pension Plan”). In addition, Mr. Glatfelter and Mr. Parrini were eligible for both the FAC (final average compensation) and Restoration portions of the Company’s Supplemental Executive Retirement Plan, and Mr. Jacunski and Mr. Mukherjee were each eligible for the Early Retirement Supplement portion of the Company’s Supplemental Management Pension Plan. Finally, Mr. Rapp was eligible for a pension benefit through a special contractual agreement between him and the Company.

The following describes all of these benefit plans/arrangements in further detail.

Qualified Pension Plan. All eligible salaried employees of the Company participate in the Qualified Pension Plan. This is a tax-qualified defined benefit pension plan.

Salaried employees who were plan participants on January 1, 2007 are eligible for a normal retirement pension beginning at age 65 equal to:

•	1.4% of the participant’s final average compensation multiplied by his or her years of benefit service (to a maximum of 25), plus

•	0.5% of final average compensation for each year of benefit service in excess of 25.

Final average compensation generally means the participant’s highest average compensation over any consecutive five year period which spans the ten year period preceding the year of the participant’s retirement, during which the participant had the highest average compensation. However, if a participant does not have five consecutive calendar years of compensation, then final average compensation is determined by dividing compensation over the entire period of participation by the number of years (and fractions of years) in such period.

Eligible compensation generally includes salary as listed in the Summary Compensation Table plus paid bonus (to a maximum of the IRS limit, which was $245,000 for 2009). Eligible compensation, however, does not include any MIP bonus that any NEO had elected to defer. In 2005 the Company eliminated the deferral feature for MIP bonuses.

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year. Early retirees at or after age 62 with 30 or more years of benefit service can receive an unreduced early retirement pension. Mr. Glatfelter is currently eligible for a reduced early retirement benefit under the Qualified Pension Plan.

The foregoing benefit formula based on final average compensation does not apply to new hires on and after January 1, 2007, who instead participate under a new “cash balance” formula. None of the listed executives participate under the new benefit formula.

Qualified Pension Plan interests generally vest upon the first to occur of five years of service or the employee reaching 55 years of age. As of December 31, 2006, however, the plan was amended to fully vest all participants on that date. All of the listed executives (except Mr. Rapp, who does not participate in the Qualified Pension Plan) became fully vested on that date.

Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan (“SERP”) consisting of two benefits, either or both of which are available to those management and executive employees who have been selected by the Company’s Compensation Committee for participation therein.

The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Qualified Pension Plan, which is intended to restore that portion of the Qualified Pension Plan’s benefit that cannot be paid from that plan due to legal limitations on the compensation and total benefits payable under the Qualified Pension Plan. Participants may receive the Restoration Pension in a single sum or in any form permitted under the Qualified Pension Plan, as elected by the participant at the time he or she first becomes a participant. Mr. Glatfelter and Mr. Parrini have both elected to receive their Restoration Pensions in a single sum. Effective February 10, 2010, the Committee approved a revision to the Restoration Pension Benefit which revised the procedure for approval of the executives who will be eligible for this benefit. Subject to approval of the Committee, employees will generally be eligible for the Restoration Pension Benefit if they have at least one year of pensionable compensation in excess of the Code’s annual compensation limit for qualified pension plans.

The second benefit, known as the “FAC Pension,” pays a benefit equal to 2% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of benefit service under the Qualified Pension Plan. This calculated amount is then offset by the actuarial equivalent value of the participant’s benefits under the Qualified Pension Plan, as well as certain Company-sponsored nonqualified defined benefit pension arrangements (including the Restoration Pension if applicable).

Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement. Eligible compensation generally means the salary and annual incentive bonus amounts listed in the Summary Compensation Table.

The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. Mr. Glatfelter is currently eligible for an early-retirement FAC Pension benefit.

The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Compensation Committee, as a single sum. Mr. Glatfelter and Mr. Parrini have each elected to receive their FAC Pensions in a single sum (subject to Compensation Committee approval). A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse if the participant dies before his or her benefit commencement date.

Distribution of any SERP benefit (Restoration or FAC) to a participant who is a “key employee” under Internal Revenue Service (“IRS”) rules must, under Section 409A of the Code, as amended (the “IRC”), be delayed until six months following retirement or termination.

Supplemental Management Pension Plan. The Company has a Supplemental Management Pension Plan (“SMPP”) consisting of two benefits.

The first benefit, known as the MIP Adjustment Supplement provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Qualified Pension Plan (“Pension Benefit”), taking into account any Management Incentive Plan bonus that the participant elected to defer. (Prior to 2005, the terms of the Company’s Management Incentive Plan (“MIP”), permitted a participant to defer a portion of his or her MIP bonus. Such deferred MIP bonus is not included in determining the participant’s final average compensation under the Qualified Pension Plan.)

The second benefit, known as the Early Retirement Supplement, provides an additional pension benefit based on the participant’s Pension Benefit. In order to be eligible for this benefit, an otherwise eligible management employee who retires on or after age 55, must elect to defer commencement of his or her Pension Benefit until three years after retirement from the Company (or until his or her normal retirement date under the Qualified Pension Plan, if earlier). The participant is then eligible to receive monthly “bridge” pension payments from date of his or her retirement until the deferred commencement date of his or her Pension Benefit. The monthly amount of the eligible participant’s bridge payments will be equal to the monthly Pension Benefit amount, if payable in the form of a single life annuity beginning as of the deferred benefit commencement date chosen by the participant under the Qualified Pension Plan.

Distribution of any SMPP benefit (MIP Adjustment Supplement or Early Retirement Supplement) to a participant who is a “key employee” under IRS rules must, under IRC Section 409A, be delayed until six months following retirement or termination. Also, it is anticipated that changes will be made to the Early Retirement Supplement benefit to address Section 409A compliance before final IRS guidance takes effect.

Mr. Rapp’s Pension Agreement. Mr. Rapp is covered under a special pension arrangement with the Company that was entered into during 2007. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp’s normal retirement benefit is based on 1.5% of his “pensionable income” multiplied by his years of service (including the pre-service period from August 1, 2002 through July 31, 2006). “Pensionable income” is the average of his base pay plus bonus for the five years immediately preceding his retirement.

Mr. Rapp is eligible for an early retirement benefit under his special arrangement after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year.

Mr. Rapp’s normal form of benefit is a 60% joint-and-survivor annuity.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information concerning nonqualified deferred compensation of the NEOs:

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions in	Contributions in	in Last FY	Withdrawals/	Balance
Name	Last FY	Last FY	(1)	Distributions	at Last FYE

George H. Glatfelter II	$—	$—	$6,700	$—	$155,666

(1)	Of the $6,700 in interest earned in 2009, $-0- was reported as above-market earnings on deferred compensation in the Summary Compensation Table on page 27 of this proxy statement.

The Nonqualified Deferred Compensation table above provides information about deferral elections under the P.H. Glatfelter Company Management Incentive Plans, effective January 1, 1982, as amended (the “1982 MIP”). Pursuant to the deferred compensation component of the 1982 MIP, certain executive officers were entitled to defer receipt of any portion of the incentive awards made under the 1982 MIP and irrevocably elect a time for future payment in accordance with deferral terms and options established by the Compensation Committee. Mr. Glatfelter, who deferred payment of an award he received under the MIP for the 1985 plan year until 2016, is the only NEO who has a deferred award under the 1982 MIP. Under the 1982 MIP, the amount of deferred awards is adjusted by crediting the cumulative deferred awards with interest at the end of each calendar quarter. Pursuant to the 1982 MIP, for each calendar quarter, Mr. Glatfelter’s deferred award is credited with interest earned for the quarter at an interest rate equal to the prime rate on the last business day of the quarter at the Morgan Guaranty Trust Company of New York. If Mr. Glatfelter’s deferred award is paid during a quarter, interest on the accumulated award will be accrued at the rate prevailing at the end of the previous quarter. Mr. Glatfelter’s deferred award will be paid within 30 days of the date stipulated on his election form. The payment of Mr. Glatfelter’s deferred award may be accelerated if necessary upon the approval of the Board’s Compensation Committee. However, if Mr. Glatfelter separates from the Company, the deferred award will be paid as stipulated on his election form. If Mr. Glatfelter dies before all awards are paid out, the unpaid amounts will be paid in a lump sum to his designated beneficiary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described on page 24 of this proxy statement, the NEOs have each executed Change In Control Employment Agreements with the Company. The information below describes and quantifies compensation that would become payable to NEOs under those agreements in the event of termination of the employment of the NEOs under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2009, and include amounts earned through such time and estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of a NEO’s separation from the Company.

Termination Not in Connection with a Change in Control

Severance.  In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the change in control context, discussed below, the Compensation Committee or the independent Directors of the Board may authorize additional severance benefits, although they are not obligated to do so. In the past, the Company has agreed to provide additional severance benefits to departing executive officers in order to enter into definitive termination agreements on terms desirable to the Company.

Pension Benefits. A general description of each pension plan in which the NEOs participate, the years of service credited and the present value of each NEO’s accumulated pension benefit are included on page 24 of this proxy statement. In addition to the Pension Plan, Mr. Glatfelter and Mr. Parrini each are eligible participants under the SERP and Mr. Jacunski and Mr. Mukherjee are each eligible participants under the SMPP. Neither the SERP nor the SMPP are available on a non-discriminatory basis to salaried employees generally.

SMPP. In the event of termination under any circumstance on December 31, 2009, neither Mr. Jacunski nor Mr. Mukherjee would be entitled to an Early Retirement Supplement under the SMPP because they would have been under the age of 55 at the time of termination. Neither Mr. Jacunski nor Mr. Mukherjee has accrued any benefit under the MIP Adjustment Supplement.

SERP. The table below sets forth the various monthly payments that Mr. Glatfelter and Mr. Parrini (or, in certain circumstances, their spouses) would be entitled to receive for their lifetimes upon termination, as of December 31, 2009, under several different circumstances.

TERMINATION PAYMENTS UNDER SERP

	Termination Other
	than Upon Death or	Termination as a
Name	Disability	Result of Death (1)	Disability (2)

G. H. Glatfelter II	$23,000 (3)	$18,000	$26,000
J. P. Jacunski	—	—	—
D. C. Parrini	— (4)	2,000	6,000
D. Mukherjee	—	—	—

(1)	Represents survivor benefit payable to the NEO’s spouse for her lifetime.

(2)	Represents FAC pension benefit payable beginning upon reaching the age of 62. The Compensation Committee has the authority to commence the FAC Pension when the SERP participant reaches 55, if the participant requests, but the monthly FAC Pension amount would be reduced at the rate of 2.5% per year for each year between the participant’s age 62 normal retirement date and his early benefit commencement date.

(3)	This represents payment in the form of a joint and 75% surviving spouse annuity. In the event of death following the commencement of benefits, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

(4)	Mr. Parrini was under 55 years of age on December 31, 2009, so voluntary termination would result in his forfeiture of any benefits under the SERP. This represents payment in the form of a joint and 75% surviving spouse annuity. In the event of death following benefit commencement, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

If a SERP participant becomes an employee or officer of a competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

Mr. Glatfelter has deferred payment of an award he previously earned under the MIP until 2016. The last column of the Nonqualified Deferred Compensation table on page 34 of this proxy statement reports Mr. Glatfelter’s aggregate balance at December 31, 2009. Mr. Glatfelter, or his beneficiary in the event of his death, is entitled to receive the amount in his account in the event of his termination. None of the other NEOs have deferred compensation.

The bonuses paid to NEOs and other executives in 2009 under the 2005 Management Incentive Plan were subject to a performance period that ended on December 31, 2009. If a NEO had been terminated on December 31, 2009 and the performance goals to which the 2009 awards were subject had been achieved, then the NEO would be entitled to receive payment of his or her full bonus under the 2005 Management Incentive Plan. If a NEO is terminated during a performance period that has been set for a bonus granted under the 2005 Management Incentive Plan, then the NEO forfeits his or her award, except that in the case of termination of employment due to the retirement, disability or death of a NEO, such award will be prorated to reflect the period of service.

Stock Options. With regard to the outstanding stock options held by Mr. Glatfelter and Mr. Parrini, if Mr. Glatfelter or Mr. Parrini retires prior to the expiration of the stock options, those options exercisable on the date of his retirement will remain exercisable until the first to occur of the third anniversary of his retirement or the expiration of the stock options. In the event that Mr. Glatfelter or Mr. Parrini dies after retirement, options exercisable on the date of his death will remain exercisable by his legal representative until the first to occur of the first anniversary of the date of his death or the expiration of such options. Based on a $12.15 closing price of the Company’s common stock on December 31, 2009, Mr. Glatfelter and Mr. Parrini would have realized a value of $98,580 and $12,720 had they each retired on December 31, 2009 and immediately exercised all of their in-the-money options.

SOSARs & RSUs.

RSUs. Each of the NEOs holds RSUs granted under the Plan. If the NEO ceases to be an employee of the Company for any reason (voluntary or involuntary), other than death, disability or retirement, then unvested RSUs are forfeited. If, subsequent to vesting of the RSUs, the NEO ceases to be an employee for any reason other than as a result of termination for cause (as defined in the RSU award certificate), death, disability or retirement, the restrictions with respect to the vested RSUs shall continue until they would otherwise have lapsed if such employment had not terminated. However, if, subsequent to vesting of the RSUs, the NEO is terminated for cause, all outstanding RSUs, whether vested or unvested, are forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, an amount of unvested RSUs shall vest equal to a percentage, the numerator of which equals the number of days that has elapsed as of the date of death or retirement or the date on which such disability commenced in the vesting restriction period for each 1/3 tranche, and the denominator of which equals the total number of days in each such vesting restriction period, and the Company will issue in the NEO’s name or in the name of the NEO’s legal representatives, beneficiaries or heirs, as the case may be, in payment for the RSUs with respect to which all restrictions have lapsed that number of shares of the Company’s common stock equal to the number of RSUs with respect to which all restrictions have lapsed.

All unvested RSUs on the date of such death, disability or retirement will be forfeited. The table below sets forth the value of RSUs for which vesting accelerates based upon termination as a result of disability, death or retirement on December 31, 2009 (calculated based on the closing price of the Company’s common stock on December 31, 2009 ($12.15):

Disability/ Death/
Retirement

G. H. Glatfelter II	$211,410
J. P. Jacunski	61,564

D. C. Parrini	110,164
D. Mukherjee	28,346
M. Rapp	42,124

SOSARs. Each of the NEOs holds SOSARs granted under the Plan. If an NEO ceases to be an employee of the Company for reasons other than death, disability, retirement or involuntary termination for cause (as defined in the SOSAR award certificate) (an “Other Termination”), then, for a period of ninety days following such Other Termination, the NEO may exercise any SOSARs that vested prior to such Other Termination. All unvested SOSARs on the date such Other Termination will be immediately and irrevocably forfeited. If the Company terminates the NEO’s employment for cause, then all outstanding SOSARs, whether vested or unvested, will be immediately and irrevocably forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, an amount of unvested SOSARs shall vest equal to a percentage, the numerator of which equals the number of days that have elapsed as of the date of death or retirement or the date on which such disability commenced in the vesting restriction period for each 1/3 tranche, and the denominator of which equals the total number of days in each such vesting restriction period and all vested SOSARs will be exercisable for three years from the date of such death, disability or retirement. In the event that the vesting set forth above yields a fractional number of SOSARs, the number of SOSARs subject to vesting in any given year will be rounded down to the nearest whole number of SOSARs. All unvested SOSARs (after giving effect to the foregoing sentence) on the date of such death, disability or retirement will be immediately and irrevocably forfeited. The exercise price for all SOSARs which have been granted to the NEOs and which vested on or prior to December 31, 2009, exceeded the closing price of the Company’s common stock at December 31, 2009 ($12.15). Accordingly, if any NEO would have died, become disabled or retired during 2009, the NEO would not have realized any value from SOSARs which would have become vested due to such events.

Change in Control

Set forth in the table below are the amounts of compensation payable to each NEO upon termination by the Company for cause, termination by the NEO without good reason, termination by the NEO for good reason, termination by the Company other than for cause, death or disability, and termination in the event of disability or death of the NEO. The amounts set forth in the table below assume a change in control as of December 31, 2009, and termination of each executive upon the change in control.

Potential Payments Upon a Termination of Employment Following a Change in Control

		Cash Payment of	Cash Payment of			Value of
	Cash	Present Value of	Unvested Section	Present Value of		Unvested
Executive/Type of	Severance	Incremental Pension	401(k) Company	Welfare Benefits	Excise Tax	SOSARs &
Termination	Payment ($)	Benefit ($)(1)	Match ($)(2)	Continuation ($)(3)	Gross-Up ($)	RSUs ($)(4)	Total ($)(5)

George H. Glatfelter II

Death	$—	$—	$—	$—	$—	$1,088,619	$1,088,619

Disability	$—	$—	$—	$—	$—	$1,088,619	$1,088,619

Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—

Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$1,088,619	$1,088,619

Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$4,820,349	$—	$—	$48,194	$1,892,807	$1,088,619	$7,849,970

John P. Jacunski

Death	$—	$—	$—	$—	$—	$426,634	$426,634

Disability	$—	$—	$—	$—	$—	$426,634	$426,634

Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—

Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$426,634	$426,634

Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$1,460,080	$—	$—	$28,357	$583,444	$426,634	$2,498,515

Dante C. Parrini

Death	$—	$—	$—	$—	$—	$714,022	$714,022

Disability	$—	$—	$—	$—	$—	$714,022	$714,022

Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—

Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$714,022	$714,022

Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$2,409,063	$891,000	$—	$43,721	$1,389,874	$714,022	$5,447,680

Debabrata Mukherjee

Death	$—	$—	$—	$—	$—	$277,051	$277,051

Disability	$—	$—	$—	$—	$—	$277,051	$277,051

Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—

Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$277,051	$277,051

Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$935,131	$—	$—	$27,507	$414,548	$277,051	$1,654,237

Martin Rapp

Death	$—	$—	$—	$—	$—	$248,593	$248,593

Disability	$—	$—	$—	$—	$—	$248,593	$248,593

Termination by Company for Cause	$—	$—	$—	$—	$—	$—	$—

Termination by Executive Without Good Reason	$—	$—	$—	$—	$—	$248,593	$248,593

Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	$1,392,483	$—	$—	$34,109	$530,967	$248,593	$2,206,152

(1)	Represents actuarial present value of unvested retirement plans based on the maximum benefit formula level; present values calculated consistent with calculations in the Pension Benefits table above.

(2)	Represents value of unvested portion of Section 401(k) Company match.

(3)	Based on current type of coverage and premium levels.

(4)	Assumes full vesting and exercise on December 31, 2009.

(5)	Does not include payment of present value of vested accrued benefits as listed in the Pension Benefits table, deferred compensation balances as listed in the Nonqualified Deferred Compensation table, or the value of vested options, SOSARs, or RSUs.

Change in Control Agreements. As of December 31, 2009, the Company had entered into change-in-control agreements with each of the NEOs. Under the agreements, each would become entitled to additional payments and benefits if his employment was terminated under certain conditions within two years following a change in control of the Company. Under the agreements, each employee’s employment with the Company would continue for two years from the date of a change in control. During such period, the employee would continue in a position at least equal to the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control. In the event of a termination following a change in control, the following benefits would be provided to the NEOs

Termination for Good Reason; Termination By the Company Other than for Cause, Disability or Death. If, within two years following a change in control, the employee’s employment is terminated by the Company other than for cause, death or disability, or is terminated by the employee for good reason, he would receive his then current base salary through the date of termination and accrued but unpaid vacation, plus the following severance benefits:

•	Severance Payment. Within thirty days after the date of termination, a lump sum payment in an amount which consists of the following amounts:

•	A bonus payment for the year in which the date of termination occurs, which is based on the greater of the NEO’s three-year average bonus and target bonus, pro-rated for the NEO’s term of service during the year; and

•	A severance payment in an amount equal to two times (three times in the case of Mr. Glatfelter) (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) the NEO’s annual bonus defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus under the Company’s Management Incentive Plan.

•	Health and Welfare Benefits. For a period of two years (three years in the case of Mr. Glatfelter) after the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company would continue to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies with respect to such benefits if the NEOs employment had not been terminated.

•	401(k) and Pension. In the event that the NEO has not, as of the date of termination, earned sufficient vesting service to have earned (A) a non-forfeitable interest in his matching contribution account under the Company’s 401(k) plan, and (B) a non-forfeitable interest in his accrued benefit under the terms of the Company’s Pension, the Company would pay to the NEO a lump sum in cash (less applicable withholdings) in an amount equal to the sum of:

•	the NEO’s unvested matching contribution account under the 401(k) Plan, valued as of the date of termination; and

•	the actuarial present value of the NEO’s unvested normal retirement pension under the Pension Plan, based on the NEO’s accrued benefit under the plan as of the date of termination, as determined by the Company’s actuary utilizing actuarial equivalency factors for determining single sum amounts under the terms of the Pension Plan.

If the NEO is, as of the date of termination, a participant in the Restoration Plan or the FAC Pension, the NEO would become fully vested in the accrued benefit, and the vested benefit would be paid in accordance with the terms of the respective plans.

If the NEO is, as of the date of termination, a participant in the P.H. Glatfelter Company Supplemental Pension Plan (the “SMPP”) with at least five years of vesting service, then the Company must contribute funds, to the extent it has not already done so, to the trust serving as a funding vehicle for that plan as follows:

•	If the NEO is a participant in the MIP Adjustment Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the MIP Adjustment Supplement within five days of the date of termination; or

•	If the NEO is eligible to receive the Early Retirement Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the Early Retirement Supplement, within five days following the later to occur of (i) the date of termination or (ii) the benefit commencement date with respect to the NEO’s Early Retirement Supplement.

Termination for Cause; Termination By NEO Other than for Good Reason; Termination by Death or Disability. If, within two years following a change in control, the NEO’s employment is terminated by the NEO other than for good reason or by the Company for cause or because of death or disability, the NEO or the legal representatives of the NEO in the case of the NEO’s death, would receive obligations accrued or earned and vested (if applicable) by the NEO as of the date of termination (e.g., earned salary).

Change in Control. For purposes of payments made upon termination of employment, a “Change in Control” means:

•	the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•	in any twelve (12) month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a director whose election was approved by at least a majority of incumbent directors, excluding any such person whose initial election occurs as a result of an actual or threatened election contest; or

•	the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a Third Party.

Cause. For purposes of payments made upon termination of employment “cause” means:

•	acts of personal dishonesty intended to result in substantial personal enrichment of the NEO at the expense of the Company;

•	repeated violation by the NEO of his obligations under the Change in Control Employment Agreement or illegal conduct or gross misconduct, which is materially injurious to the Company, demonstrably willful and deliberate, and is not remedied in a reasonable period of time after receipt of written notice from the Company;

•	violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company; or

•	the conviction of a felony which is materially injurious to the Company or a plea of guilty or no contest to a charge of a felony which is materially injurious to the Company.

Good Reason. For purposes of payments made upon termination of employment, “Good Reason” means:

•	a material diminution in the NEO’s authority, duties or responsibilities;

•	a material diminution in the NEO’s base salary or the Company’s failure to comply with certain provisions of the Change in Control Employment Agreement relating to the NEO’s compensation;

•	any failure by the Company to comply with any of the provisions of the Change in Control Employment Agreement; or

•	a material change in the office or location of the NEO other than that described in the Change in Control Employment Agreement.

Tax Gross-Up Payments.  During the two year period following a change in control, if any payment or benefit to an NEO, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Code on “excess parachute payments,” then an additional payment would be made to such NEO so that the amount he receives on a net basis would be the same amount that he would have received absent the applicability of the excise tax.

409A. The Change in Control Employment Agreement includes provisions in the nature of nonqualified deferred compensation which must conform to the requirements of IRC section 409A. Certain payments triggered by termination of employment following a change in control, for persons who are “key employees” under IRS rules, cannot begin before six months after termination of employment.

SERP. In the event of a change of control, each SERP participant’s right under the SERP becomes fixed and non-forfeitable with respect to accrued benefits on that date of the change in control. In addition, the designated percentage of the participant’s final average compensation payable under the FAC Pension (before adjustment for offsets) is fixed at 55 percent.

SOSARs and RSUs. Prior to March 2009, upon a change in control, all of the RSUs that have been held for at least six months become immediately and unconditionally vested, and the restrictions with respect to such RSUs lapse. Similarly, upon a change in control, all outstanding SOSARs will become immediately and unconditionally vested.

In the wake of general marketplace and shareholder concerns about executives potentially earning undue benefits that take effect after mergers and acquisitions, the Committee, in March 2009, directed that all subsequent grants of RSUs and SOSARs made to the NEOs and other eligible executives incorporate “double trigger” change of control provisions. In general, a single trigger provision provides that accelerated vesting of equity awards would occur in the event of a change of control irrespective of a corresponding termination. A double trigger provision, by contrast, only accelerates vesting in the event of a change of control and in the event that the executive is terminated without “Good Cause” or quits with “Good Reason” (as those terms are defined in the applicable agreement). As a result, RSUs or SOSARS that have been held for at least six months will accelerate vesting only upon such a termination that occurs within two years of a change-in-control event. The Committee believes that the incorporation of the double trigger provision will ensure continuity of management during mergers and acquisitions and assist with attracting and retaining key executives, ultimately benefitting shareholders.

For the purposes of both SOSARs and RSUs, a change in control means:

•	the acquisition, by a third party, of beneficial ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

•	individuals who constitute the Board at the time the SOSAR or RSU is granted (the “Incumbent Directors”) cease to constitute at least a majority of the Board, provided that any person becoming a director whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be an Incumbent Director; or

•	consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquirer) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company to a third party.

In addition to the foregoing, a change in control with respect to an individual NEO shall be deemed to occur if the NEO’s employment with the Company is terminated prior to the date on which a change in control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control or (ii) otherwise arose in connection with or anticipation of a change in control.

Accrued Pay and Regular Retirement Benefits

In addition to the benefits described above, the NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Vested interests under the Pension Plan, as described in Pension Benefits on pages 24 through 25 of this proxy statement;

•	Life insurance benefits; and

•	Distributions of plan balances under the Company’s 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

The Nominating and Corporate Governance Committee (or its Chair, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction.

Under this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount which is at least $100,000, which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a Director or executive officer of the Company or a nominee to become a Director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. There were no Related Person Transactions during 2009.

No Director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders.

If a Related Person Transaction which has not been previously approved or previously ratified is discovered, the Nominating and Corporate Governance Committee, or its Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted. In addition, the Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts of all proposed Related Person Transactions, the Nominating and Corporate Governance

Committee, or its Chair, will take into account, among other factors it deems appropriate:

•	The benefits to the Company of the transactions;

•	The impact on a Director’s independence, in the event the “Related Person” is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available from unrelated third parties or to employees generally.

To the extent that the Nominating and Corporate Governance Committee, or its Chair, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the Nominating and Corporate Governance Committee, or its Chair, may consult with management of the Company or other members of the Board of Directors of the Company.

Compensation Committee Interlocks and Insider Participation.

The current members of the Company’s Compensation Committee are Ronald J. Naples (Chair), Kathleen A. Dahlberg, Nicholas DeBenedictis, Richard L. Smoot and Lee Stewart. No executive officer of the Company has served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of the Compensation Committee of the Company.

RISK OVERSIGHT

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. At each meeting of the Board, the Chair of each Committee reports to the Board on his Committee’s oversight activities.

The Company is presently in the process of developing a formal enterprise risk management program. In the interim, it continues to manage its enterprise risks through a variety of policies, programs and internal control functions and processes which are designed to identify the primary risks to the Company’s business and update Management on those risks, and monitor and evaluate the primary risks associated with particular business units and functions These programs and policies are overseen, supervised and administered by management which periodically updates the Board and individual Committees of the Board on material risks which have been identified or publicly disclosed. The Company’s Manager — Internal Auditing, who functionally reports directly to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings, the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, and the Company’s Manager — Internal Auditing. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that such policies create and factors that may reduce the likelihood of excessive risk taking, to determine whether such policies present a significant risk to the Company. Based on this review, the Compensation Committee has concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2009 with the Company’s management and its independent registered public accounting firm. The Company’s management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, and SEC Regulation S-X, Rule 2-07. The Audit Committee has also discussed with Deloitte their independence from the Company and its management. The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

The Audit Committee of the
Board of Directors of
P. H. Glatfelter Company
J. Robert Hall (Chair)
Nicholas DeBenedictis
Richard C. Ill
Ronald J. Naples

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, are being mailed to shareholders with this Proxy Statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401. The 10-K, Proxy Statement and Annual Report can also be obtained through our website, www.glatfelter.com.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company is permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. The Company will, however, to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Any shareholder who desires to receive a separate copy of the Annual Report or Proxy Statement should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401, or call us at (717) 225-2724.

Thomas G. Jackson
Vice President,
General Counsel and Secretary

March 30, 2010

Appendix A

P. H. GLATFELTER COMPANY

2005 MANAGEMENT INCENTIVE PLAN
(as Amended and Restated Effective January 1, 2010)

PURPOSE OF THE PLAN

The purpose of the Management Incentive Plan (hereinafter called the “Plan”) is to advance the interests of the P. H. Glatfelter Company and its shareholders by providing incentives to key employees with significant responsibility for the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

This Plan was originally established effective January 1, 2005. The Plan was amended and restated effective January 1, 2008 to conform its provisions to the requirements of Section 409A of the Internal Revenue Code (“Code”) and the final regulations thereunder. The Plan is amended and restated again, effective as of January 1, 2010.

DEFINITIONS

For the purpose of the Plan, the following definitions shall apply:

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

“Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside Directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

“Company” means P. H. Glatfelter Company and any subsidiary entity or affiliate thereof.

“Participant” means any person who has satisfied the eligibility requirements set forth in Paragraph 4 and who has been selected to participate in the Plan by the Committee.

“Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

“Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization, and pension income or expense, or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; net debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or operating net income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, sales of significant assets, business expansion, product diversification and other non-financial operating and management performance objectives. The Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude the effect of any of the following events that occur during a Performance Period, provided that if an award is intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code, such adjustments shall be applied consistent with the requirements of that Code section and tax regulations thereunder: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting standards or principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareowners for the applicable year.

“Performance Period” means, in relation to any award, the calendar year or other period for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

“Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

“Retirement” means retirement of an employee: (1) as defined under any retirement plan of the Company which is qualified under Section 401 of the Code; or (2) as determined by the Committee.

Administration of the Plan

The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, with respect to Participants for whom awards are not intended to be performance-based compensation subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable; provided however, that the Committee shall not exercise its authority and discretion to waive the satisfaction of the applicable Performance Goal(s) or Performance Measure(s). The Committee is authorized to interpret the Plan, to adopt administrative rules, procedures, regulations, and guidelines for the Plan (including without limitation procedures for the exercise of its discretion to determine whether Performance Goals have been met and/or to reduce the amount of awards as set forth in Section 5(d)), and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

Participation in the Plan

Participation in the Plan is limited to officers and key employees of the Company who have significant responsibility for corporate, business segment or facility-based operations and who are selected by the Committee for participation in the Plan. Nothing herein contained shall be construed as giving any employee the right to participate in the Plan.

Incentive Compensation Awards

The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. In no event may an award paid under the Plan to any Participant for any Performance Period exceed USD $2,000,000.

With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s)

established by the Committee. With respect to such awards, no later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the amount(s) or objective method(s) for computing the amount(s) of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. At the time the Committee determines the Performance Goal(s)/Performance Measure(s) for a Performance Period, in addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions shall be established no later than the date the Committee determines the Performance Goal(s)/Performance Measure(s) for a Performance Period. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, a vesting requirement of continued employment by the Participant until a date which may be beyond the end of a Performance Period, and/or the achievement of specified performance goals by the Company, business unit or Participant.

Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority, with respect to any award that is intended to be performance-based compensation under Section 162(m) of the Code, to increase, directly or indirectly, the amount of a payment to any individual above which it would be based on the pre-established Performance Goal(s) in the absence of such exercise of discretion.

Payment of Individual Incentive Awards

Awards shall be paid as promptly as practicable (but in no event later than 2 1/2 months after the close of the fiscal year in which the Performance Period ends) after the Company’s certified public accountants have completed their examination of the Company’s year-end consolidated financial statements and the Committee has certified in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made shall be treated as written certification.

Notwithstanding paragraph (a) above, in the event the Committee had, at the time the award was granted, imposed a vesting requirement of continued employment until a specified date before the award can be paid, the award shall be paid as soon as practicable after the last to occur of (i) the payment date described in paragraph (a) or (ii) the vesting date, but in no event later than 2 1/2 months following the close of the fiscal year in which the later of (i) or (ii) occurs.

Participants who have terminated employment with the Company prior to the end of a Performance Period for any reason other than death, Retirement or Total and Permanent Disability, shall forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period. Unless otherwise determined by the Committee, if a Participant’s employment with the Company should terminate during a Performance Period by reason of death, Retirement or Total and Permanent Disability, the Participant’s award shall be prorated to reflect the period of service prior to his/her death, Retirement or Total and Permanent Disability, and shall be paid either to the Participant or, as appropriate, the Participant’s estate, provided and subject to the Committee’s certification that the applicable Performance Goals and Performance Measures have been met. No award hereunder shall be paid in the absence of the Committee’s certification that the applicable Performance Goal(s) and Performance Measure(s) have been met.

Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Company reserves the right by action of its Board of Directors, or the Committee, to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

Funding

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

Other Compensation Plans

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company.

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

Effective Date

The Plan was originally effective January 1, 2005, with its material terms approved by the Company’s shareholders. It was previously amended and restated effective January 1, 2008 to reflect the provisions of Section 409A of the Internal Revenue Code and the final regulations thereunder. It is hereby amended and restated again effective as of January 1, 2010.

* * *

Pursuant to authority granted to William T. Yanavitch, Vice President of Human Resources and Administration, in resolutions of the Board of Directors adopted March 3, 2010, the foregoing amended and restated 2005 Management Incentive Plan is adopted this 3rd day of March, 2010, to be effective as of this amended and restated 2005 management incentive plan is approved by the Company’s shareholders which is expected to be on May 5, 2010.

P.H. GLATFELTER COMPANY

By:	/s/ William T. Yanavitch
William T. Yanavitch,
Vice President of Human Resources and
Administration

P. H. Glatfelter Company
2010 Annual Meeting Admission Ticket
Wednesday, May 5, 2010
York Expo Center
334 Carlisle Avenue
York, Pennsylvania
Pennsylvania Room
Upon arrival, please present this admission ticket and photo identification and any other required documents.
Number of shares:

WO#
68807-1
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.	Using a black ink pen, please mark your votes as indicated in this example. Please do not write outside the designated areas.	☒
1. Election of Directors

☐	Mark here to vote FOR all nominees	☐	01 Kathleen A. Dahlberg	☐	03 Richard C. III	☐	05 Richard L. Smoot

☐	Mark here to WITHHOLD vote from all nominees	☐	02 George H. Glatfelter II	☐	04 Ronald J. Naples	☐	06 Lee C. Stewart

☐	For all EXCEPT - To withhold a vote for one or more nominees, mark the box to the left, and the corresponding numbered box(es) to the right.			Director Nominees		Number of Votes
				01-Kathleen A. Dahlberg 02-George H. Glatfelter II 03-Richard C. III 04-Ronald J. Naples 05-Richard L. Smoot 06-Lee C. Stewart Total Votes Cast		___________ Votes FOR ___________ Votes FOR ___________ Votes FOR ___________ Votes FOR ___________ Votes FOR ___________ Votes FOR ___________

☐
CUMULATIVE VOTING: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained on page 1 of the Proxy Statement, mark the CUMULATIVE VOTING box and indicate the number of votes that you would like to cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times 6. NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

	FOR	AGAINST	ABSTAIN

2. Proposal to approve the Amended and Restated 2005 Management Incentive Plan for purpose of complying with Section 162(m) of the Internal Revenue Code.	☐	☐	☐

3. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.	☐	☐	☐
	Mark Here for Address Change or Comments SEE REVERSE		☐

B. Authorized Signature – This section must be completed for your vote to be counted – Date and Sign Below - Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Signature                                                        Date                                                        Signature                                                              Date

Driving Instructions
to the
York Expo Center, 334 Carlisle Avenue, York, Pennsylvania
From the South:
Take I-83 North to Exit 15 (Old Exit 5) S. George Street - Business 83. Turn left at first traffic light. Follow Country Club Road to Richland Avenue to Market Street. Turn left on Market Street to York Fair Grounds.
From the North:
Take I-83 to Exit 22 (Old Exit 10) N. George Street. At first traffic light, take Route 30 West to Carlisle Avenue (Rte. 74) exit. Turn left on Carlisle Avenue to York Fair Grounds.
From the East:
Take Route 30 West to Carlisle Avenue (Rte. 74) exit. Turn left on Carlisle Avenue to York Fair Grounds.
From the West:
Take Route 462 (W. Market Street) from Route 30. Follow Market Street to Highland Avenue. Turn left on Highland Avenue and continue to Bannister. Turn right to Carlisle Avenue. Turn right to York Fair Grounds.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 2010.
     P. H. Glatfelter Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2009, are available via the Internet at www.glatfelter.com//Files/about_us/investor_relations/2010Proxy.pdf and www.glatfelter.com/Files/about_us/investor_relations/2009Annualreport.pdf.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
▼ FOLD AND DETACH HERE ▼

PROXY
P. H. GLATFELTER COMPANY
YORK, PENNSYLVANIA
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 5, 2010, 10:00 A. M.
     The undersigned shareholders of P. H. Glatfelter Company hereby appoints Nicholas DeBenedictis and J. Robert Hall, each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania in the Pennsylvania Room, on Wednesday, May 5, 2010, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.
     When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed.
(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)
(Continued and to be signed on reverse side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments
(Mark the corresponding box on the reverse side)	P.O. BOX 3536

SOUTH HACKENSACK, NJ 07606-9236

WO#
68807-1